EXHIBIT 10.1

EXECUTION COPY

$375,000,000

CREDIT AGREEMENT

among

PAPERWEIGHT DEVELOPMENT CORP.,

APPLETON PAPERS INC.,

as Borrower,

ROSE HOLDINGS LIMITED,

as UK Borrower

the Several Lenders

from Time to Time Parties Hereto,

UBS SECURITIES LLC

as Syndication Agent,

ASSOCIATED BANK, NATIONAL ASSOCIATION,

LASALLE BANK NATIONAL ASSOCIATION and

US BANK, NATIONAL ASSOCIATION

as Documentation Agents,

and

BEAR STEARNS CORPORATE LENDING INC.,

as Administrative Agent

Dated as of June 11, 2004

BEAR, STEARNS & CO. INC. and UBS SECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunners

4.13. Replacement of Lenders	59
4.14. Evidence of Debt	60
4.15. Illegality	60
4.16. Foreign Currency Exchange Rate	61
SECTION 5. REPRESENTATIONS AND WARRANTIES	62
5.1. Financial Condition	62
5.2. No Change	62
5.3. Corporate Existence; Compliance with Law	63
5.4. Power; Authorization; Enforceable Obligations	63
5.5. No Legal Bar	63
5.6. Litigation	63
5.7. No Default	64
5.8. Ownership of Property; Liens	64
5.9. Intellectual Property	64
5.10. Taxes	64
5.11. Federal Regulations	64
5.12. Labor Matters	64
5.13. ERISA	65
5.14. Investment Company Act; Other Regulations	67
5.15. Subsidiaries	67
5.16. Use of Proceeds	67
5.17. Environmental Matters	67
5.18. Accuracy of Information, etc.	68
5.19. Security Documents	68
5.20. Solvency	69
5.21. Senior Indebtedness	69
5.22. Regulation H	70
5.23. S Corporation Status	70
SECTION 6. CONDITIONS PRECEDENT	70
6.1. Conditions to Initial Extension of Credit	70
6.2. Conditions to Each Extension of Credit	74
6.3. Additional Conditions Applicable to the Subsidiary Borrowers	75
SECTION 7. AFFIRMATIVE COVENANTS	76
7.1. Financial Statements	76
7.2. Certificates; Other Information	77
7.3. Payment of Obligations	78
7.4. Maintenance of Existence; Compliance	78
7.5. Maintenance of Property; Insurance	78
7.6. Inspection of Property; Books and Records; Discussions	78
7.7. Notices	79
7.8. Environmental Laws	80
7.9. Interest Rate Protection	80
7.10. Additional Collateral, etc	80
7.11. Further Assurances	82
7.12. ERISA	83
SECTION 8. NEGATIVE COVENANTS	83

8.1. Financial Condition Covenants	83
8.2. Indebtedness	85
8.3. Liens	87
8.4. Fundamental Changes	89
8.5. Disposition of Property	89
8.6. Restricted Payments	89
8.7. Capital Expenditures	90
8.8. Investments	90
8.9. Optional Payments and Modifications of Certain Debt Instruments	93
8.10. Transactions with Affiliates	93
8.11. Sales and Leasebacks	93
8.12. Changes in Fiscal Periods	94
8.13. Negative Pledge Clauses	94
8.14. Clauses Restricting Subsidiary Distributions	94
8.15. Lines of Business	94
8.16. Material Agreements	94
8.17. S Corporation Status	95
8.18. Holding Company Status	95
8.19. Holdings Sub	95
8.20. ESOP Amendments	95
SECTION 9. EVENTS OF DEFAULT	96
SECTION 10. THE AGENTS	100
10.1. Appointment	100
10.2. Delegation of Duties	100
10.3. Exculpatory Provisions	100
10.4. Reliance by Agents	100
10.5. Notice of Default	101
10.6. Non-Reliance on Agents and Other Lenders	101
10.7. Indemnification	102
10.8. Agent in Its Individual Capacity	102
10.9. Successor Administrative Agent	102
10.10. Agents Generally	103
10.11. The Lead Arrangers	103
10.12. Appointment and Duties of Security Agent	103
SECTION 11. MISCELLANEOUS	104
11.1. Amendments and Waivers	104
11.2. Notices	106
11.3. No Waiver; Cumulative Remedies	107
11.4. Survival of Representations and Warranties	107
11.5. Payment of Expenses and Taxes	107
11.6. Successors and Assigns; Participations and Assignments	108
11.7. Adjustments; Set-off	111
11.8. Counterparts	112
11.9. Severability	112
11.10. Integration	112

11.11. GOVERNING LAW	112
11.12. Submission To Jurisdiction; Waivers	112
11.13. Acknowledgments	113
11.14. Releases of Guarantees and Liens	113
11.15. Confidentiality	114
11.16. WAIVERS OF JURY TRIAL	114
11.17. USA PATRIOT Act	114
11.18. Delivery of Addenda	114
11.19. Conversion of Currencies	114
SECTION 12. GUARANTEE	115
12.1. Guarantee	115
12.2. No Subrogation	116
12.3. Amendments, etc. with respect to the Subsidiary Borrower Obligations; Waiver of Rights	116
12.4. Guarantee Absolute and Unconditional	117

ANNEX:
A	Pricing Grid

SCHEDULES:
1.1A	Existing Letters of Credit
1.1B	Mortgaged Property
5.1	Undisclosed Matters
5.15	Subsidiaries
5.17	Environmental Matters
8.2(d)	Existing Indebtedness
8.3(f)	Existing Liens

EXHIBITS:
A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of UK Guarantee and Debenture
F	Form of UK Share Pledge
G	Form of Assignment and Acceptance
H-1	Form of Legal Opinion of White & Case LLP
H-2	Form of Legal Opinion of Godfrey & Kahn, S.C.
H-3	Form of Legal Opinion of Paul Karch, Esq.
H-4	Form of Legal Opinion of United Kingdom counsel
I	Form of Exemption Certificate
J	Form of Addendum
K	Form of Joinder Agreement

CREDIT AGREEMENT, dated as of June 11, 2004, among PAPERWEIGHT DEVELOPMENT CORP., a Wisconsin corporation (“Holdings”), APPLETON PAPERS INC., a Delaware corporation (the “Borrower”), ROSE HOLDINGS LIMITED, a company organized under the laws of the United Kingdom (the “UK Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BEAR, STEARNS & CO. INC. and UBS SECURITIES LLC, each as a joint lead arranger and joint bookrunner (collectively, in such capacities, the “Lead Arrangers”), UBS SECURITIES LLC, as syndication agent (in such capacity, the “Syndication Agent”), ASSOCIATED BANK, NATIONAL ASSOCIATION, LASALLE BANK NATIONAL ASSOCIATION and US BANK, NATIONAL ASSOCIATION, each as a documentation agent (collectively, in such capacities, the “Documentation Agents”), BEAR STEARNS CORPORATE LENDING, INC., as administrative agent (in such capacity, the “Administrative Agent”).

R E C I T A L S:

WHEREAS, Holdings and the Borrower are parties to the Credit Agreement, dated as of November 8, 2001 (as heretofore amended, supplemented or otherwise modified, the “Existing Credit Agreement”), with the lenders party thereto, Toronto Dominion (Texas), Inc., as administrative agent, Bear Stearns Corporate Lending Inc., as syndication agent, and the other agents named therein;

WHEREAS, the Borrower has requested that the Lenders enter into this Agreement in connection with the refinancing of (a) the Existing Credit Agreement, (b) its existing 12.5% Series B Senior Subordinated Notes due 2008 (the “Existing Senior Subordinated Notes”) and (c) its deferred payment obligation (the “Deferred Payment Obligation”) owing to Arjo Wiggins Appleton p.l.c. (“AWA”) pursuant to the Purchase Agreement, dated as of July 5, 2001, with AWA and others (as amended as of the date hereof, the “Acquisition Agreement”) (the foregoing, collectively referred to herein as, the “Refinancing”);

WHEREAS, in connection with the Refinancing, the Borrower has commenced a tender offer and consent solicitation (the “Tender Offer”; together with the Refinancing, the “Transactions”) to repurchase at least a majority of its Existing Senior Subordinated Notes and to solicit consents for amendments to the terms of any Existing Senior Subordinated Notes that may remain outstanding after consummation of the Tender Offer;

WHEREAS, in order to finance the Transactions and related premium, fees and expenses the Borrower will, in addition to using cash on hand, (a) obtain senior secured credit facilities aggregating $375,000,000, on the terms and conditions described herein, (b) issue senior unsecured notes in an aggregate principal amount of $185,000,000 (the “Senior Unsecured Notes”) in a Rule 144A private placement and (c) issue senior subordinated notes in an aggregate principal amount of $150,000,000 (the “Senior Subordinated Notes”) in a Rule 144A private placement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acquisition Agreement”: as defined in the recitals to this Agreement.

“Acquisition Documentation”: collectively, the Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith including, without limitation, the Fox River Indemnity Arrangements.

“Addendum”: an instrument, substantially in the form of Exhibit J, by which a Lender becomes a party to this Agreement as of the Closing Date.

“Adjustment Date”: as defined in the Pricing Grid.

“Administrative Agent”: as defined in the recitals to this Agreement.

“Affected Foreign Currency”: as defined in Section 4.7(c).

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Syndication Agent, the Documentation Agents, the Lead Arrangers and the Administrative Agent, which term shall include, for purposes of Section 10 only, each Issuing Lender and the Foreign Currency Fronting Lender.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Agreement Currency”: as defined in Section 11.19(b).

“AIG Credit Support”: the Indemnity Claim Insurance Policy No. 5295316, issued on November 9, 2001, by the Insurer in favor of Bermuda Company, as amended and endorsed as of the date hereof.

“Applicable Creditor”: as defined in Section 11.19(b).

“Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	Base Rate Loans	Eurodollar Loans
Revolving Loans and Swingline Loans	1.50%	2.50%
Term Loans	1.25%	2.25%

; provided, that, on and after the first Adjustment Date (as defined in the Pricing Grid) occurring after the date which is one full fiscal quarter of the Borrower after the Closing Date, the Applicable Margin with respect to Revolving Loans and Swingline Loans will be determined pursuant to the Pricing Grid. Notwithstanding the foregoing or anything set forth in the Pricing Grid, at any time upon the occurrence and during the continuation of an Event of Default, the Applicable Margin for each Type of Loan shall be the highest rate set forth in the Pricing Grid for such Type of Loan.

“Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Approved Fund”: with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c) or (d) of Section 8.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.

“Assignee”: as defined in Section 11.6(c).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit G.

“Assignor”: as defined in Section 11.6(c).

“Augmenting Lender”: as defined in Section 3.1(c).

“Available ESOP Contributions”: with respect to any period, the sum of (a) the aggregate amount of cash received by Holdings in respect of ESOP Stock Issuances during such period, which cash has been, in turn, contributed to the Borrower during such period, and (b) any Carryover Contributions for such period.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that, in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 3.5(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“AWA”: as defined in the recitals to this Agreement.

“AWA Environmental Indemnity Agreement”: the Fox River AWA Environmental Indemnity Agreement, dated as of November 9, 2001, among Holdings, the Borrower and AWA, as amended as of the date hereof.

“AWA Sub”: Arjo Wiggins (Bermuda) Holdings Limited, a company limited by shares organized under the Companies Act of 1981 of the Island of Bermuda.

“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefitted Lender”: as defined in Section 11.7(a).

“Bermuda Company”: Arjo Wiggins Appleton (Bermuda) Limited, a company limited by shares organized under the Companies Act of 1981 of the Island of Bermuda.

“Bermuda Company Agreements”: the collective reference to (a) the Amended and Restated Relationship Agreement, dated as of the date hereof, among Holdings, AWA, Holdings Sub, and AWA Sub, (b) the Assignment and Assumption Deed, dated as of November 9, 2001, between AWA and the Bermuda Company, (c) the By-Laws and Memorandum of Association of the Bermuda Company, (d) the Certificate of Incorporation and By-laws of Holdings Sub, (e) the By-Laws and Memorandum of Association of AWA Sub and (f) Bermuda Security Agreement.

“Bermuda Security Agreement”: the Collateral Assignment, dated as of November 9, 2001, by the Bermuda Company in favor of the Borrower.

“Bilateral Commitment”: with respect to the Bilateral Lender, the maximum amount that the Bilateral Lender has agreed to make available from time to time during the Revolving Commitment Period under the Bilateral Facility; provided that at no time shall (a) the sum of (i) such Bilateral Commitment and (ii) the Available Revolving Commitment of the Bilateral Lender exceed (b) the Revolving Commitment of the Bilateral Lender.

“Bilateral Commitment Limit”: the Dollar Equivalent of 5,000,000 British Pounds Sterling.

“Bilateral Credit Extensions”: the collective reference to Funded Bilateral Credit Extensions and Unfunded Bilateral Credit Extensions.

“Bilateral Facility”: any facility or financial accommodation (including any revolving, overdraft, foreign exchange, guarantee, letter of credit, bonding, credit card or automated payments facility) made available to the UK Borrower by a Revolving Lender pursuant to Section 3.19.

“Bilateral Facility Documents”: all instruments or other agreements between the UK Borrower and the Bilateral Lender relating to the Bilateral Facility.

“Bilateral Facility Exposure”: at any time with respect to the Bilateral Facility, the sum of the Dollar Equivalents at such time of each of the following amounts (as calculated by the Bilateral Lender using the relevant Exchange Rate at such time), without duplication:

(a) the aggregate principal amount available under any overdraft, check drawing or other account facilities, determined on the same basis as that for determining any limit on such facilities imposed by the terms of the Bilateral Facility;

(b) the maximum potential liability (excluding amounts representing interest, fees and similar amounts) under all letters of credit, guarantees and bonds then outstanding under the Bilateral Facility;

(c) the aggregate principal amount of loans outstanding thereunder; and

(d) in the case of any other facility or financial accommodation, such other amount as fairly represents the aggregate exposure of the Bilateral Lender under such facility or financial accommodation, as reasonably determined by the Bilateral Lender from time to time in accordance with its usual banking practice for facilities or accommodations of such type.

“Bilateral Facility Repayment Amount”: as defined in Section 3.19(e)(ii)(A).

“Bilateral Facility Termination Date”: as defined in Section 3.19(i).

“Bilateral Lender”: with respect to the Bilateral Facility, the Revolving Lender that has made the Bilateral Facility available pursuant Section 3.19.

“Bilateral Replacement Borrowing”: a borrowing under the Revolving Facility made by the Borrower upon the termination of the Bilateral Facility pursuant to Section 3.19(f).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble to this Agreement.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“British Pounds Sterling”: the lawful currency of the United Kingdom.

“Business”: as defined in Section 5.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that (a) when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market, (b) when used in connection with a Foreign Currency Fronting Loan, the term “Business Day” shall also exclude any day on which banks in (i) the jurisdiction of the account to which the proceeds of such Loan are to be disbursed and (ii) the jurisdiction in which payments of principal of and interest on such Loan are to be made are authorized or required by law to close and (c) when used in connection with any Loan denominated in Euro, the term “Business Day” shall also exclude any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is not open for settlement of payment in Euro.

“Calculation Date”: with respect to each Foreign Currency, the fifteenth and last day of each calendar month (or, if such day is not a Business Day, the next succeeding Business Day), provided that (a) the third Business Day preceding each Borrowing Date with respect to any Foreign Currency Fronting Loans in a Foreign Currency shall also be a “Calculation Date” with respect to such Foreign Currency and (b) solely for purposes of determining the Dollar Equivalent of the fees payable pursuant to Section 3.17(b), the Business Day immediately preceding the date of such payment shall be a “Calculation Date” with respect to each Foreign Currency.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Carryover Contributions”: with respect to any period, the amount (if any) by which (a) the sum of (i) $5,000,000 and (ii) the aggregate amount of cash received by Holdings, in respect of ESOP Stock Issuances during the period from the Closing Date to the day immediately preceding the first day of such period exceeds (b) ESOP Related Distributions during the period from the Closing Date to the day immediately preceding the first day of such period.

“Cash Collateral Account”: as defined in Section 4.2(e).

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds at least 95% of the assets of which satisfy the requirements of clauses (a) through (f) of this definition.

“Closing Date”: the date on which the conditions precedent set forth in Section 6.1 shall have been satisfied, which date is June 11, 2004.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”: 0.50% per annum.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with Holdings or the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings or the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”: any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated May 2004 and furnished to the Lenders.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of Holdings and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense (including, but not limited to, goodwill), (d) any extraordinary charges or losses determined in accordance with GAAP, (e) non-cash charges from employee compensation deferrals and employer matching contributions pursuant to the ESOP Documentation relating to ESOP Stock Issuances, and (f) any other non-cash charges, non-cash expenses or non-cash losses of Holdings or any of its Subsidiaries (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period, provided, however, that cash payments made in any future period in respect of such non-cash charge (as with any other non-cash charge, expense or loss added to Consolidated Net Income pursuant to this clause (f)) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made) and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP and (c) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (f) above), all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio and the Consolidated Senior Debt Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $1,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $1,000,000.

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) the excess of (i) the aggregate amount actually paid by Holdings and its Subsidiaries during such period on account of Capital Expenditures, over (ii) the sum of (A) principal amount of Indebtedness incurred during such period to finance such expenditures (net of any repayments of any Indebtedness incurred during such period or any prior period to finance such expenditures) and (B) any such expenditures financed with the proceeds of Reinvestment Deferred Amounts), (c) scheduled payments made during such period on account of principal of Indebtedness of Holdings or any of its Subsidiaries (including scheduled principal payments in respect of the Term Loans), (d) ESOP Related Distributions during such period and (e) any taxes actually paid in cash by Holdings or any of its Subsidiaries during such period.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of Holdings and its Subsidiaries for such period with respect to all outstanding Indebtedness of Holdings and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio”: at any time, the ratio of (a) Consolidated Total Debt as of the last day of the most recently completed fiscal quarter to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such last day.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Holdings) in which Holdings or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Senior Debt”: all Consolidated Total Debt other than (a) the Senior Subordinated Notes, any Existing Senior Subordinated Notes and any Permitted Refinancing Debt and (b) other Indebtedness expressly subordinated to the prior payment in full of the Obligations on the same terms as the Senior Subordinated Notes or on terms otherwise acceptable to the Administrative Agent.

“Consolidated Senior Leverage Ratio”: at any time, the ratio of (a) Consolidated Senior Debt as of the last day of the then most recently completed fiscal quarter to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such last day.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of Holdings and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP other than Indebtedness permitted under clauses (j) and (k) of Section 8.2.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Continuing Directors”: (a) with respect to Holdings, the directors of Holdings on the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least a majority of the then Continuing Directors of Holdings and (b) with respect to the Borrower, the directors of the Borrower on the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the Continuing Directors of the Borrower.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Conversion Date”: any date on which either (a) an Event of Default under Section 9(f) has occurred or (b) the Commitments shall have been terminated prior to the Revolving Termination Date and/or the Loans shall have been declared immediately due and payable, in either case pursuant to Section 9.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Deferred Payment Obligation”: as defined in the recitals to this Agreement.

“Derivatives Counterparty”: any financial institution, commodities or stock exchange or clearinghouse.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agents”: as defined in the preamble to this Agreement.

“Dollar Equivalent”: at any time as to any amount denominated in a Foreign Currency, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of Dollars with such Foreign Currency on the most recent Calculation Date for such Foreign Currency.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“ECF Percentage”: 50%.

“EMU”: Economic and Monetary Union as contemplated in the Treaty.

“Environmental Laws”: any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ESOP”: the Appleton Papers Retirement Savings and Employee Stock Ownership Plan.

“ESOP Component”: the employee stock ownership plan component of the ESOP.

“ESOP Documentation”: the collective reference to (a) the Appleton Papers Retirement Savings and Employee Stock Ownership Plan, restated effective January 1, 2001, (b) the Appleton Papers Inc. Employee Stock Ownership Trust, adopted July 19, 2001, (c) the Prospectus dated July 23, 2001 distributed in connection with the ESOP Offering and (d) all amendments, supplements or other modifications to any of the foregoing, all schedules, exhibits and annexes thereto and all agreements affecting the terms thereof or entered into in connection therewith.

“ESOP Related Distributions”: all payments, loans, advances, distributions or dividends made by the Borrower to Holdings to permit Holdings to satisfy its obligations to repurchase its common stock pursuant to the ESOP Documentation.

“ESOP Stock Issuances”: with respect to any period, any issuance of common stock by Holdings to the ESOP during such period.

“ESOP Trust”: the Appleton Papers Inc. Employee Stock Ownership Trust.

“Euro”: the single currency of Participating Member States introduced in accordance with the provisions of Article 109(1)(4) of the Treaty and, in respect of all payments to be made under this Agreement in Euro, means immediately available, freely transferable funds.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in the relevant currency for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the relevant Page of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period (or, in the case of Eurodollar Loans denominated in Pounds Sterling, on the first day of such Interest Period). In the event that such rate does not appear on the relevant Page of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurocurrency rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered deposits in the relevant currency at or about 11:00 A.M., local time, two Business Days prior to the beginning of such Interest Period in the interbank eurocurrency market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied and/or lapsed, as applicable.

“Excess Cash Flow”: for any fiscal year of Holdings, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the excess of (A) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures, over (B) the sum of (x) the principal amount of Indebtedness incurred to finance such expenditures (net of any repayments of any such Indebtedness during such period or any prior period) and (y) any such expenditures financed with the proceeds of any Reinvestment Deferred Amount, (iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) the aggregate principal amount of the Borrower’s Senior Unsecured Notes, Senior Subordinated Notes or Existing Senior Subordinated Notes repurchased during such fiscal year in accordance with Section 8.9(a) (other than with the proceeds of Permitted Refinancing Debt), (vi) increases in Consolidated Working Capital for such fiscal year, (vii) the aggregate net amount of non-cash gain on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income and (viii) the excess (if any) of (A) ESOP Related Distributions during such fiscal year, over (B) Available ESOP Contributions for such fiscal year.

“Excess Cash Flow Application Date”: as defined in Section 4.2(c).

“Exchange Rate”: on any day, with respect to any currency, the rate at which such currency may be exchanged into any other currency, as set forth at approximately 11:00 A.M., New York City time, on such date on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 A.M., local time, on such date for the purchase of Dollars with the relevant currency for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Excluded Indebtedness”: all Indebtedness permitted by Section 8.2.

“Existing Credit Agreement”: as defined in the recitals to this Agreement.

“Existing Letters of Credit”: the letters of credit described on Schedule 1.1A.

“Existing Senior Subordinated Notes”: as defined in the recitals to this Agreement.

“Facility”: each of (a) the Term Commitments and the Term Loans made thereunder (the “Term Facility”) and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Commitment Period (or on such earlier date as the Revolving Commitments shall terminate as provided herein).

“Foreign Currency”: with respect to any Foreign Currency Fronting Loan, each of British Pounds Sterling, Euro and any other currency approved by the Foreign Currency Fronting Lender and the Administrative Agent, provided that, the Eurodollar Base Rate applicable to Foreign Currency Fronting Loans in any other currency approved after the Closing Date may be amended as agreed by the Foreign Currency Fronting Lender, the Administrative Agent and the Borrower.

“Foreign Currency Equivalent”: at any time as to any amount denominated in Dollars, the equivalent amount in the relevant Foreign Currency or Currencies as determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of such Foreign Currency or Currencies with Dollars on the date of determination thereof.

“Foreign Currency Fronting Lender”: a Lender designated in writing as the Foreign Currency Fronting Lender by the Borrower with the consent of the Administrative Agent and such Lender, in each case in its capacity as lender of Foreign Currency Fronting Loans.

“Foreign Currency Fronting Loans”: as defined in Section 3.15.

“Foreign Currency Fronting Participants”: with respect to each Foreign Currency Fronting Loan, the collective reference to all the Revolving Lenders.

“Foreign Currency Fronting Sublimit”: $15,000,000.

“Foreign Pledge Agreements”: the collective reference to UK Share Charge and each other pledge agreement pursuant to which shares of Foreign Subsidiaries may be pledged from time to time pursuant to Section 7.10 or Section 11.1, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Security Agreements”: the collective reference to the UK Guarantee and Debenture and each other security agreement, mortgage, charge, pledge or other security document granting a Lien on property of a Foreign Subsidiary to secure the obligations and liabilities of any Loan Party hereunder that may be executed and delivered to the Administrative Agent pursuant to Section 7.10 or 11.1, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Guarantees”: the collective reference to the UK Guarantee and Debenture and each other guarantee of all or a portion of the Obligations by a Foreign Subsidiary that may be executed and delivered to the Administrative Agent pursuant to Section 7.10 or Section 11.1, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Fox River Indemnity Arrangements”: the collective reference to the PDC Environmental Indemnity Agreement, the AWA Environmental Indemnity Agreement, the AIG Credit Support, the Fox River Security Agreement, the Bermuda Company Agreements and the NCR Agreements.

“Fox River Security Agreement”: the Security Agreement, relating to the AWA Environmental Indemnity Agreement, dated as of November 9, 2001, among the Borrower, Holdings and AWA.

“Funded Bilateral Credit Extension”: at any time, an extension of credit under the Bilateral Facility in respect of which the Bilateral Lender has advanced funds to, or on behalf of, the UK Borrower thereunder.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Holdings, the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Holdings’ and the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Holdings, the Borrower, Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to Holdings, the Borrower and their respective Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Borrower and each applicable Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.

“Hedge Agreements”: all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations or commodity agreements or other similar arrangements designed to protect against fluctuations in commodity prices, either generally or under specific contingencies.

“Holdings”: as defined in the preamble to this Agreement.

“Holdings Sub”: PDC Capital Corporation, a Delaware corporation.

“Increasing Lender”: as defined in Section 3.1(c).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, provided that, if recourse in respect of such Indebtedness is so limited, the amount of such Indebtedness shall be deemed to be the lesser of the principal amount thereof and the fair market value of the property encumbered by such Lien as determined in good faith by the Board of Directors of Holdings), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred

Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (provided that, if such Person has not assumed or otherwise become liable in respect of such Indebtedness, the amount of such Indebtedness shall be deemed to be the lesser of the principal amount of such Indebtedness and the fair market value of the property encumbered by such Lien as determined in good faith by the Board of Directors of Holdings), and (j) for the purposes of Sections 8.2 and 9(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Insurer”: Commerce & Industry Insurance Company.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany DPO Repayment Note”: the Subordinated Demand Promissory Note, dated as of the date hereof, issued by Holdings in favor of the Borrower, in the principal amount of $167,066,667, the proceeds of which shall be used to repurchase the Deferred Payment Obligation on the Closing Date.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is an Base Rate Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Term Loans; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments”: as defined in Section 8.8.

“Issuing Lender”: LaSalle Bank National Association or any other Lender designated in writing as an Issuing Lender by the Borrower with the consent of the Administrative Agent and such Lender, in each case in its capacity as issuer of any Letter of Credit.

“Judgment Currency”: as defined in Section 11.19(b).

“L/C Commitment”: $35,000,000.

“L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.11.

“L/C Participants”: with respect to any Letter of Credit, the collective reference to all the Revolving Lenders other than the Issuing Lender of such Letter of Credit.

“Lead Arrangers”: as defined in the preamble to this Agreement.

“Lender Affiliate”: (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”: as defined in Section 3.7(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes and each Bilateral Facility Document.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Material Adverse Effect”: a material adverse effect on (a) the Transactions, (b) the business, assets, property, condition (financial or otherwise), results of operations or prospects of Holdings and its Subsidiaries taken as a whole or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Mortgaged Properties”: the real properties listed under the heading “Mortgaged Properties” on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NCR Agreements”: the collective reference to (a) the Settlement Agreement, dated February 12, 1998, among the Borrower, NCR and B.A.T. Industries p.l.c., (b) 2001 Joint Defense Agreement, effective November 9, 2001, among NCR, the Borrower, Arjo Wiggins Appleton Ltd., Holdings, AWA Sub and Arjo Wiggins Appleton (Bermuda) Ltd. and (c) the Subsequent Allocation Arbitration Agreement, dated February 12, 1998, among the Borrower, NCR and B.A.T. Industries p.l.c. with respect to environmental liabilities related to the Fox River.

“NCR”: NCR Corp., a Maryland corporation.

“Net Cash Proceeds”: (a) in connection with any Disposition of Property (including, without limitation, any Asset Sale) or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Disposition or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Disposition or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes”: as defined in Section 4.10(a).

“Non-U.S. Lender”: as defined in Section 4.10(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the

Borrower to any Agent or to any Lender (or, in the case of Specified Hedge Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement entered into with any Agent or Lender or any affiliate of any Agent or Lender or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document and any liabilities resulting from any delay in paying such taxes.

“Participant”: as defined in Section 11.6(b).

“Participating Member State”: each state so described in any EMU legislation.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“PDC Environmental Indemnity Agreement”: the Fox River PDC Environmental Indemnity Agreement, dated as of November 9, 2001, between Holdings and the Borrower, as amended as of the date hereof.

“Permitted Acquisition”: as to any Person, any acquisition of property or series of related acquisitions of property by such Person that (a) constitutes all or substantially all of a business unit of any other Person or constitutes all of the Capital Stock of any other Person (other than director’s qualifying shares), and (b) is permitted by and consummated in compliance with the requirements of Section 8.8(l).

“Permitted Existing Debt”: Indebtedness described on Schedule 8.2(d).

“Permitted Refinancing Debt”: subordinated Indebtedness of the Borrower having terms substantially the same as the Senior Subordinated Notes, except such modified terms as the Administrative Agent agrees are necessary to reflect prevailing market terms at the time of issuance for subordinated Indebtedness having a comparable principal amount and issued by companies of comparable size, capitalization (including, without limitation, having a senior secured credit facility in place) and credit rating or are otherwise acceptable to the

Administrative Agent; provided that in no event shall such Indebtedness (a) amortize, or otherwise be subject to scheduled redemptions, repurchases or other payments of principal or have a final maturity date that is earlier than the Senior Subordinated Notes, (b) be subordinated to the Obligations in a manner less favorable to the Lenders than the Senior Subordinated Notes, (c) provide for covenants, events of default and remedies materially less favorable to the Borrower than the Senior Subordinated Notes or (d) require prepayments or mandatory redemptions in a manner more extensive than the Senior Subordinated Notes.

“Permitted Refinancing Debt Documents”: all instruments and other agreements entered into by Holdings, the Borrower or any Subsidiaries in connection with the Permitted Refinancing Debt.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Grid”: the pricing grid attached hereto as Annex A.

“Projections”: as defined in Section 7.2(c).

“Properties”: as defined in Section 5.17(a).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Reference Lender”: UBS Loan Finance LLC.

“Refinancing”: as defined in the recitals to this Agreement.

“Refunded Swingline Loans”: as defined in Section 3.4(c).

“Refunding Date”: as defined in Section 3.4(c).

“Register”: as defined in Section 11.6(d).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse each Issuing Lender pursuant to Section 3.11 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 4.2(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through one or more of its Subsidiaries) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair fixed or capital assets useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair fixed or capital assets useful in the Borrower’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event (or, in the case of a Recovery Event only, such longer period as may be necessary to repair or rebuild the property which is the subject of such Recovery Event, provided that binding agreements to effect such repairs or rebuilding have been entered into within such twelve month period and so long as the Borrower is using commercially reasonable efforts to complete such repairs or rebuilding in a timely manner), and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair fixed or capital assets useful in the Borrower’s or its Subsidiaries’ business with all or any portion of the relevant Reinvestment Deferred Amount.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, ..34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, the Certificate or Articles of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reset Date”: as defined in Section 4.16(a).

“Responsible Officer”: the chief executive officer, president, chief financial officer or treasurer of Holdings, but in any event, with respect to financial matters, the chief financial officer or treasurer of Holdings and, for the purposes of Section 7.7 only, any vice president or other officer of Holdings or the Borrower who is responsible for compliance with the Loan Documents.

“Restricted Payments”: as defined in Section 8.6.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans, Letters of Credit and Foreign Currency Fronting Loans in an aggregate principal and/or face amount not to exceed the amount set forth opposite the heading “Revolving Commitment” on Schedule 1 to such Lender’s Addendum or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments as of the Closing Date is $125,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding, (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding and (d) the aggregate principal amount of such Lender’s Bilateral Commitment.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 3.1(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment (less such Lender’s Bilateral Commitment, if any, at such time) then constitutes of the Total Revolving Commitments (less the Bilateral Commitment, if any, at such time) (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate amount of the Total Revolving Extensions of Credit then outstanding).

“Revolving Termination Date”: June 11, 2009.

“Rose Subsidiaries”: each Subsidiary of the Borrower organized under the laws of the United Kingdom and created or acquired in connection with the acquisition of Bemrose Group Limited by the UK Borrower on December 23, 2003.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Agent”: as defined in Section 10.12(a).

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages, each Foreign Guarantee, each Foreign Security Agreement, each Foreign Pledge Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Subordinated Note”: as defined in the recitals to this Agreement.

“Senior Subordinated Note Indenture”: the Indenture entered into by Holdings, the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by Holdings, the Borrower or such Subsidiaries in connection therewith.

“Senior Unsecured Notes”: as defined in the recitals to this Agreement.

“Senior Unsecured Note Indenture”: the Indenture entered into by Holdings, the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Unsecured Notes, together with all instruments and other agreements entered into by Holdings, the Borrower or such Subsidiaries in connection therewith.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Change of Control”: a “Change of Control” (or any other defined term having a similar purpose) as defined in the Senior Subordinated Note Indenture or in the Senior Unsecured Note Indenture.

“Specified Hedge Agreement”: any Hedge Agreement (other than in respect of commodities purchases) (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Agent or Lender or any affiliate thereof, as counterparty and (b) that has been designated by such Agent or Lender, as the case may be, and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Agent, Lender or affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Borrower”: the UK Borrower or any other Subsidiary that becomes a party hereto pursuant to clause (i) of the final paragraph of Section 11.1 until such time as such Subsidiary Borrower is removed as a party hereto pursuant to clause (ii) of the final paragraph of Section 11.1.

“Subsidiary Borrower Obligations”: the principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Subsidiary Borrowers whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans made to Subsidiary Borrowers and all other obligations and liabilities of the Subsidiary Borrowers to the Administrative Agent and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Subsidiary Borrowers pursuant to the terms of this Agreement) or otherwise.

“Subsidiary Guarantor”: each Subsidiary of the Borrower other than any Excluded Foreign Subsidiary, Holdings Sub, Appleton Papers de Mexico S.A. de C.V. and Appleton Papers Canada Ltd.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 3.3 in an aggregate principal amount at any one time outstanding not to exceed $5,000,000.

“Swingline Lender”: Bear Stearns Corporate Lending Inc., in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 3.3.

“Swingline Participation Amount”: as defined in Section 3.4(c).

“Syndication Agent”: as defined in the preamble to this Agreement.

“Synthetic Purchase Agreement”: any agreement pursuant to which any Group Member is or may become obligated to make (a) any payment in connection with the purchase by any third party from a Person other than a Group Member of any Capital Stock of any Group Member or any Indebtedness referred to in Section 7.10 or (b) any payment (except as otherwise expressly permitted by Section 7.6 or 7.10) the amount of which is determined by reference to the price or value at any time of any such Capital Stock or Indebtedness; provided, that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of any Group Member (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Tender Offer”: as defined in the recitals to this Agreement.

“Tender Offer Documents”: the collective reference to (a) the Offer to Purchase and Consent Solicitation Statement, dated as of May 12, 2004, with respect to the Existing Senior Subordinated Notes and (b) all amendments, supplements or other modifications to any of the foregoing, all schedules, exhibits and annexes thereto and all agreements affecting the terms thereof or entered into in connection therewith.

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount equal to the amount set forth opposite the heading “Term Commitment” on Schedule 1 to such Lender’s Addendum. The original aggregate amount of the Term Commitments is $250,000,000.

“Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”: as defined in Section 2.1.

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transactions”: as defined in the recitals to this Agreement.

“Transferee”: any Assignee or Participant.

“Treaty”: the Treaty establishes the European Economic Community, being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which Treaty was signed on February 7, 1992 and came into force on November 1, 1993) and as the same may be further amended supplemented or otherwise modified.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“Unfunded Bilateral Credit Extension”: at any time, an extension of credit under the Bilateral Facility in respect of which the Bilateral Lender has not previously advanced funds to, or on behalf of, the UK Borrower but in respect of which the Bilateral Lender remains obligated so to advance funds.

“UK Borrower”: as defined in the preamble to this Agreement.

“UK Guarantee and Debenture”: the Guarantee and Debenture to be executed and delivered by each Subsidiary Guarantor organized under the laws of the United Kingdom, substantially in the form of Exhibit E.

“UK Share Charge”: the Share Charge to be executed and delivered by the Borrower in connection with the pledge of shares of the UK Borrower, substantially in the form of Exhibit F.

“United Kingdom”: the United Kingdom of Great Britain and Northern Ireland.

“United States”: the United States of America.

“Whitewash Procedure”: the procedure whereby a Subsidiary organized under the laws of the United Kingdom is permitted to provide financial assistance in accordance with Sections 151-158 of the Companies Act 1985 of England and Wales, as amended, in respect of any Loans, the proceeds of which are used to purchase the Capital Stock of a Person organized under the laws of the United Kingdom.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF TERM COMMITMENTS

2.1. Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower on the Closing Date in an amount equal to the amount of the Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3.

2.2. Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. The Term Loans made on the Closing Date shall initially be Base Rate Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an

amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.3. Repayment of Term Loans. The Term Loan of each Lender shall mature in 24 consecutive quarterly installments, commencing on September 30, 2004 each of which shall be in an amount equal to such Lender’s Term Percentage multiplied by the amount set forth below opposite such installment:

Installment Date	Principal Amount
September 30, 2004	$625,000.00
December 31, 2004	$625,000.00
March 31, 2005	$625,000.00
June 30, 2005	$625,000.00
September 30, 2005	$625,000.00
December 31, 2005	$625,000.00
March 31, 2006	$625,000.00
June 30, 2006	$625,000.00
September 30, 2006	$625,000.00
December 31, 2006	$625,000.00
March 31, 2007	$625,000.00
June 30, 2007	$625,000.00
September 30, 2007	$625,000.00
December 31, 2007	$625,000.00
March 31, 2008	$625,000.00
June 30, 2008	$625,000.00
September 30, 2008	$625,000.00
December 31, 2008	$625,000.00
March 31, 2009	$625,000.00
June 30, 2009	$625,000.00
September 30, 2009	$625,000.00
December 31, 2009	$625,000.00
March 31, 2010	$118,125,000.00
June 11, 2010	$118,125,000.00

SECTION 3. AMOUNT AND TERMS OF REVOLVING COMMITMENTS

3.1. Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding, (ii) the aggregate principal amount of the Swingline Loans then outstanding, (iii) the aggregate principal amount of Foreign Currency Fronting Loans then outstanding and (iv) its Bilateral Commitment, if any, does not exceed the amount of such Lender’s Revolving Commitment, provided that in the event that any

Existing Senior Subordinated Notes are outstanding on June 15, 2008, a portion of the Revolving Facility shall be reserved for the exclusive purposes of repaying the aggregate outstanding principal amount of Existing Senior Subordinated Notes at any time thereafter. During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3.

(b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

(c) The Borrower may from time to time elect to increase the Revolving Commitments; provided that (i) the Revolving Commitments may not be increased by more than $50,000,000 pursuant to this paragraph and (ii) each increase effected pursuant to this paragraph shall be in a minimum amount of not less than $5,000,000. The Borrower may arrange for any such increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment, an “Increasing Lender”), or by one or more banks, financial institutions or other entities (each such bank, financial institution or other entity, an “Augmenting Lender”), that agree to increase their existing Revolving Commitments or to extend Revolving Commitments, as the case may be, provided that (i) each Augmenting Lender, shall be subject to the approval of the Borrower and the Administrative Agent and (ii) the Borrower and each applicable Increasing Lender or Augmenting Lender shall execute all such documentation as the Administrative Agent shall reasonably specify to evidence its Revolving Commitment and its status as a Revolving Lender. Increases and new Commitments created pursuant to this clause shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Lenders and the Administrative Agent shall notify each affected Lender thereof. Notwithstanding the foregoing, no increase in the Revolving Commitments shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase, the conditions set forth in paragraphs (a) and (b) of Section 6.2 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Company and (ii) the Administrative Agent shall have received (with sufficient copies for each of the Lenders) documents consistent with those delivered on the Closing Date under paragraph (i) of Section 6.1 and clauses (ii) and (iii) of paragraph and (j) of Section 6.1 as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase and related matters and such other documents that the Administrative Agent shall reasonably request in connection therewith (which may include amendments to the Security Documents necessary or advisable in the judgment of the Administrative Agent in connection with such increase). On the effective date of any increase in the Revolving Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other relevant Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other relevant Lenders, each Revolving Lender’s portion of the outstanding Revolving Loans of all the Revolving Lenders to equal its

Revolving Percentage of such outstanding Revolving Loans and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the Types of Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower in accordance with the requirements of Section 3.2). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence in respect of each Eurodollar Loan shall be subject to indemnification by the Borrower pursuant to the provisions of Section 4.11 if the deemed payment occurs other than on the last day of the related Interest Periods.

3.2. Procedure for Revolving Loan Borrowing. The Borrower may borrow Revolving Loans under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice in such form as the Administrative Agent may reasonably request (which notice must be received by the Administrative Agent prior to 1:00 P.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Revolving Loans made on the Closing Date shall initially be Base Rate Loans. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $500,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $2,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are Base Rate Loans in other amounts pursuant to Section 3.4. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 1:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent. Revolving Loans in an aggregate amount not to exceed $5,000,000 may be made on the Closing Date.

3.3. Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans hereunder, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be Base Rate Loans only.

(b) The Borrower shall repay all outstanding Swingline Loans on the Revolving Termination Date.

3.4. Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 3.4(b), one of the events described in Section 9(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the

Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 3.4(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 3.4(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.5. Commitment Fees, etc.. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the date hereof.

(b) The Borrower agrees to pay to the Administrative Agent for the account of the Bilateral Lender a commitment fee for the period from and including the Closing Date to the expiration date of the Bilateral Facility, computed at the Commitment Fee Rate on the average daily unused amount under the Bilateral Facility during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Bilateral Facility Termination Date, commencing on the first of such dates to occur after the first date on which the Bilateral Facility is available.

(c) The Borrower agrees to pay to the Administrative Agent, the Syndication Agent and the Lead Arrangers the fees in the amounts and on the dates previously agreed to in writing by the Borrower, the Administrative Agent, the Syndication Agent and the Lead Arrangers.

3.6. Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than one Business Day’s notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and the Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

3.7. L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.10(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be reasonably satisfactory to such Issuing Lender; provided that such Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a face amount of at least $250,000 (unless otherwise agreed by the relevant Issuing Lender) and (iii) expire no later than the earlier of (x) the date that is thirteen months after its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional periods of up to thirteen months (which shall in no event extend beyond the date referred to in clause (y) above).

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.8. Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Application, such Issuing Lender will notify the Administrative Agent of the amount, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the Available Revolving Commitments would not be less than zero, such Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. Such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower (with a copy to the Administrative Agent) promptly following the issuance thereof. Such Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.9. Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit issued by such Issuing Lender as agreed by the Borrower and such Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such reasonable, normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.10. L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder by such Issuing Lender and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with such Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent upon demand of such Issuing Lender an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to such Issuing Lender.

(b) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the Issuing Lender pursuant to Section 3.10(a) in respect of any unreimbursed portion of any payment made by any Issuing Lender under any Letter of Credit issued by such Issuing Lender is paid to the Administrative Agent for the account of such Issuing Lender within three Business Days after the date such payment is due, such L/C

Participant shall pay to the Administrative Agent for the account of such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.10(a) is not made available to the Administrative Agent for the account of such Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Facility. A certificate of an Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.10(a), the Administrative Agent or such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or such Issuing Lender, as the case may be, will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by Administrative Agent or such Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender the portion thereof previously distributed by the Administrative Agent or such Issuing Lender, as the case may be, to it.

(d) Each Revolving Lender’s obligation to purchase participating interests in unreimbursed drafts pursuant to Section 3.10(a) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against any Issuing Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.11. Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse any Issuing Lender on the Business Day next succeeding the Business Day on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit issued by such Issuing Lender and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment. Each Issuing Lender agrees to notify the Administrative Agent and the Borrower promptly of any draft paid under any Letter of Credit issued by such Issuing Lender. Each such payment shall be made to such Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 4.5(b) and (ii) thereafter, Section 4.5(c). Each drawing under any Letter of Credit shall (unless (x) an event of the type described in clause (i) or (ii) of Section 9(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.10 for funding by L/C Participants shall apply or (y) the Borrower has otherwise notified the Administrative Agent ) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 3.2 of Base Rate Loans in the amount of such drawing (notwithstanding the minimum borrowing amounts set forth therein). The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Credit Loans could be made, pursuant to Section 3.2, if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.

3.12. Obligations Absolute. The Borrower’s obligations under Section 3.11 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.11 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except to the extent resulting from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit issued by such Issuing Lender or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

3.13. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of each Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Lender shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.14. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.15. Foreign Currency Subfacility.

(a) Subject to the terms and conditions hereof, the Foreign Currency Fronting Lender agrees to make loans (each, a “Foreign Currency Fronting Loan”) in one or more Foreign Currencies to the Subsidiary Borrowers from time to time during the Revolving Commitment Period, provided that, (i) after giving effect to any such Foreign Currency Fronting Loan, the Total Revolving Extensions of Credit at such time do not exceed the Total Revolving Commitments at such time and (ii) after giving effect to such Foreign Currency Fronting Loan and the use of proceeds thereof, the Dollar Equivalent of the aggregate outstanding principal amount of Foreign Currency Fronting Loans does not exceed the Foreign Currency Fronting Sublimit. During the Revolving Commitment Period, the Subsidiary Borrowers may borrow, prepay and reborrow Foreign Currency Fronting Loans in whole or in part, all in accordance with the terms and conditions hereof.

(b) The Borrower shall repay all outstanding Foreign Currency Fronting Loans on the Revolving Termination Date.

3.16. Procedure for Foreign Currency Fronting Loan Borrowings.

(a) The Subsidiary Borrowers may borrow under Section 3.15 during the Revolving Commitment Period on any Business Day, provided that, the relevant Subsidiary Borrower shall give the Administrative Agent and the Foreign Currency Fronting Lender irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., London time, three Business Days prior to the requested Borrowing Date) specifying (a) the amount to be borrowed and the Foreign Currency with respect thereto, (b) the requested Borrowing Date and (c) the initial Interest Periods with respect thereto. Each borrowing of Foreign Currency Fronting Loans shall be a Eurodollar Loan in an amount that is an integral of 1,000,000 units of the relevant Foreign Currency and not less than an amount equal to the Foreign Currency Equivalent of $1,000,000 in the relevant Foreign Currency. Following confirmation from the Administrative Agent that such borrowing is permitted under Section 3.15(a), the Foreign Currency Fronting Lender shall make each Foreign Currency Fronting Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 11:00 A.M., London time, to the account of the relevant Subsidiary Borrower most recently designated by it for such purposes.

3.17. Foreign Currency Fronting Loan Fees, Commissions and Other Charges.

(a) The Borrower or the relevant Subsidiary Borrower shall pay to the Foreign Currency Fronting Lender with respect to each Foreign Currency Fronting Loan made by the Foreign Currency Fronting Lender, for the account of the Foreign Currency Fronting Lender, a fronting fee with respect to the period from and including the date of such Foreign Currency Fronting Loan to but excluding the date of repayment thereof computed at a rate per annum to be agreed upon by the Foreign Currency Fronting Lender and the Borrower on the average daily principal amount of such Foreign Currency Fronting Loan outstanding during the period for which such fee is calculated. Such fronting fee shall be payable in the applicable Foreign Currency in arrears on each Fee Payment Date to occur after the making of such Foreign Currency Fronting Loan and shall be nonrefundable.

(b) The Borrower or the relevant Subsidiary Borrower shall pay to the Administrative Agent for the account of the Foreign Currency Fronting Participants, a participation fee with respect to each Foreign Currency Fronting Loan for the period from and including the date of such Foreign Currency Fronting Loan to but excluding the date of repayment thereof, computed at a rate per annum equal to the Applicable Margin in respect of Eurodollar Loans that are Revolving Loans from time to time in effect on the average daily principal amount of such Foreign Currency Fronting Loan outstanding during the period for which such fee is calculated. Such fee shall be shared ratably among the Foreign Currency Fronting Participants in accordance with their respective Revolving Percentages. Such fee shall be payable in Dollars (based on the Dollar Equivalent of the amount calculated as set forth in Section 4.16.) in arrears on each Fee Payment Date to occur after the making of such Foreign Currency Fronting Loan and shall be nonrefundable.

(c) The Administrative Agent shall, promptly following its receipt thereof, distribute to the Foreign Currency Fronting Lender and the Foreign Currency Fronting Participants all fees received by the Administrative Agent for their respective accounts pursuant to this Section 3.17.

(d) In addition to the foregoing fees, the Borrower shall pay or reimburse the Foreign Currency Fronting Lender and the Administrative Agent for such normal and customary costs and expenses as are incurred or charged by the Foreign Currency Fronting Lender or the Administrative Agent in connection with the conversion of any Foreign Currency into Dollars pursuant to Section 3.18.

3.18. Participations in Foreign Currency Fronting Loans.

(a) The Foreign Currency Fronting Lender irrevocably agrees to grant and hereby grants to each Foreign Currency Fronting Participant, and, to induce the Foreign Currency Fronting Lender to make Foreign Currency Fronting Loans hereunder, each such Foreign Currency Fronting Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Foreign Currency Fronting Lender, on the terms and conditions set forth below, for such Foreign Currency Fronting Participant’s own account and risk, an undivided interest equal to such Foreign Currency Fronting Participant’s Revolving Percentage in the Foreign Currency Fronting Lender’s obligations and rights under and in respect of each Foreign Currency Fronting Loan made by it hereunder. On any Conversion Date or on any other date if any amount in respect of the principal, interest or fees owing to the Foreign Currency Fronting Lender in respect of a Foreign Currency Fronting Loan is not paid when due in accordance with the terms of this Agreement, such unpaid amount shall be converted into an amount denominated in Dollars at the applicable Exchange Rate on the date of such conversion, as determined by the Administrative Agent in accordance with the terms hereof (and shall thereafter be denominated in Dollars for purposes of this Agreement), and each such Foreign Currency Fronting Participant hereby unconditionally and irrevocably agrees to pay to the Administrative Agent for the account of the Foreign Currency Fronting Lender upon demand an amount in Dollars equal to such Foreign Currency Fronting Participant’s Revolving Percentage of such unpaid amount denominated in Dollars. The Administrative Agent shall promptly forward such amounts to the Foreign Currency Fronting Lender. Each Foreign Currency Fronting Participant’s obligation to make the payment referred to in the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Foreign Currency Fronting Participant may have against the Foreign Currency Fronting Lender, the Borrower, any Subsidiary Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any Subsidiary Borrower, (iv) any breach of this Agreement or any other Loan Document by any Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each Foreign Currency Fronting Participant shall pay the purchase price of its undivided participating interests (as determined by the Administrative Agent) by wire transfer of immediately available funds to the Administrative Agent (and the Administrative Agent shall promptly distribute such funds to the Foreign Currency Fronting Lender).

(b) If any amount required to be paid by any Foreign Currency Fronting Participant to the Foreign Currency Fronting Lender pursuant to Section 3.18(a) is not paid to the Foreign Currency Fronting Lender when due but is paid within three Business Days after the date such payment is due, such Foreign Currency Fronting Participant shall pay to the Foreign Currency Fronting Lender on demand an amount equal to the product of (i) such amount, times (ii) the Eurodollar Rate for Loans denominated in Dollars during the period from and including the date such payment is required to the date on which such payment is immediately available to the Foreign Currency Fronting Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Foreign Currency Fronting Participant pursuant to Section 3.18(a) is not in fact made available to Foreign Currency Fronting Lender by such Foreign Currency Fronting Participant within three Business Days after the date such payment is due, the Foreign Currency Fronting Lender shall be entitled to recover from such Foreign Currency Fronting Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum equal to the rate applicable thereto in accordance with the preceding sentence plus the Applicable Margin in respect of Revolving Loans which are Base Rate Loans. A certificate of the Foreign Currency Fronting Lender submitted to any Foreign Currency Fronting Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Foreign Currency Fronting Lender has received from any Foreign Currency Fronting Participant the full amount owing by such Foreign Currency Fronting Participant pursuant to and in accordance with Section 3.18(a) in respect of any Foreign Currency Fronting Loan, the Foreign Currency Fronting Lender receives any payment related to such Foreign Currency Fronting Loan (whether directly from the Borrower, any Subsidiary Borrower or otherwise, as the case may be, including proceeds of Collateral applied thereto by the Foreign Currency Fronting Lender), or any payment of interest on account thereof, the Foreign Currency Fronting Lender will distribute to such Foreign Currency Fronting Participant its pro rata share thereof; provided, however, that if any such payment received by the Foreign Currency Fronting Lender shall be required to be returned by the Foreign Currency Fronting Lender, each Foreign Currency Fronting Participant shall return to the Foreign Currency Fronting Lender the portion thereof previously distributed by the Foreign Currency Fronting Lender to it.

3.19. Bilateral Facility. (a) General. Subject to compliance with the requirements set forth in this Section 3.19, if the UK Borrower and a Revolving Lender agree, such Revolving Lender, in its capacity as the Bilateral Lender, shall be permitted to provide the Bilateral Facility on a bilateral basis to the UK Borrower, provided that the Bilateral Commitment shall not at any time exceed the Bilateral Commitment Limit.

(b) Creation of the Bilateral Facility. To request the creation of the Bilateral Facility, the UK Borrower shall deliver to the Administrative Agent not later than ten Business Days prior to the first date on which the Bilateral Facility is proposed to be made available:

(i) a notice in writing specifying:

(A) the first date on which such Bilateral Facility shall be made available and the expiration date of such Bilateral Facility (which shall be no later than the Revolving Termination Date);

(B) the type of Bilateral Facility being provided;

(C) the identity of the Bilateral Lender; and

(D) the amount of the Bilateral Commitment with respect to the Bilateral Facility (which shall be expressed in Dollars and shall not exceed the Available Revolving Commitment of the Bilateral Lender on the first date on which the Bilateral Facility shall be made available or the Bilateral Commitment Limit.

(ii) a copy of the Bilateral Facility Documents (which shall be reasonably acceptable to the Administrative Agent), together with a certificate of a Responsible Officer certifying that the terms of the Bilateral Facility satisfy the requirements set forth in paragraphs (a) and (c) of this Section; and

(iii) such other information that the Administrative Agent may reasonably request in connection with the Bilateral Facility.

The Administrative Agent shall give notice to each Revolving Lender of such matters.

(c) Terms of Bilateral Facility. The Bilateral Facility shall contain terms and conditions acceptable to the Bilateral Lender and the UK Borrower; provided that such terms shall: (i) be based upon normal commercial terms as of the date of creation thereof pursuant to paragraph (b) of this Section and at the time of any amendment thereto pursuant to paragraph (d) of this Section; (ii) permit extensions of credit thereunder to be made only to the UK Borrower; (iii) provide that the Bilateral Commitment shall not exceed the Bilateral Lender’s Available Revolving Commitment and that, in the event and on such occasion that the Bilateral Commitment exceeds such Available Revolving Commitment, the Bilateral Commitment shall be automatically reduced by the amount of such excess; (iv) provide that the Bilateral Commitment under the Bilateral Facility be canceled, and that all extensions of credit under the Bilateral Facility be repaid, not later than the Revolving Termination Date; (v) provide that the conditions set forth in Sections 6.2 and 6.3 shall be conditions to each extension of credit under the Bilateral Facility; and (vi) not provide for the payment of commitment fees in respect of the Bilateral Commitment for the Bilateral Facility other than as provided in this Agreement.

(d) Amendment of Bilateral Facility. To request an amendment of the Bilateral Facility, the UK Borrower shall deliver to the Administrative Agent, not later than five Business Days prior to the effective date of such amendment, (i) a notice in writing including (A) the effective date of such amendment and (B) the documentation relating to such proposed amendment (which shall be reasonably satisfactory to the Administrative Agent) and (ii) a certificate of a Responsible Officer certifying that the terms of the Bilateral Facility, after giving effect to such proposed amendment, satisfy the requirements set forth in paragraph (c) of this Section. The Administrative Agent shall give notice to each Revolving Lender of such matters.

(e) Termination and Demand for Repayment.

(i) The Bilateral Facility shall be permitted to be terminated by the Bilateral Lender in accordance with the terms of the Bilateral Facility and, upon the effective date of such termination, all Bilateral Credit Extensions (if any) under the Bilateral Facility shall be refinanced with the proceeds of a Bilateral Replacement Borrowing as set forth below, unless the Revolving Commitments have been previously terminated.

(ii) Notwithstanding anything to the contrary set forth in the Bilateral Facility Documents, the Bilateral Lender shall deliver to the Administrative Agent, with a copy to the UK Borrower, a written notice of termination (the “Notice of Termination”) not later than five Business Days prior to the effective date of termination of the Bilateral Facility specified in the Notice of Termination. Such Notice of Termination shall specify:

(A) the aggregate amount of Bilateral Credit Extensions under the Bilateral Facility (which shall not exceed the Bilateral Commitment in respect of the Bilateral Facility) (the “Bilateral Facility Repayment Amount”); and

(B) the effective date of termination of the Bilateral Facility.

(iii) Following receipt of a Notice of Termination, the Borrower shall deliver to the Administrative Agent a written notice not later than 1:00 p.m., New York time, three

Business Days prior to the effective date of termination of the Bilateral Facility, which notice shall request a borrowing under the Revolving Facility in an amount equal to the Dollar Equivalent of the Bilateral Facility Repayment Amount and specify the Type of Revolving Loans to be borrowed and, if Eurodollar Loans are requested, the length of the initial Interest Period therefor.

(iv) On the effective date of termination of the Bilateral Facility, the relevant Revolving Lenders shall make Loans composing a Bilateral Replacement Borrowing in an aggregate principal amount equal to the Bilateral Facility Repayment amount in accordance with paragraph (h) of this Section.

(v) The Borrower shall use the proceeds of the Bilateral Replacement Borrowing solely (i) to repay to the Bilateral Lender all Funded Bilateral Credit Extensions under the Bilateral Facility and (ii) to deposit cash collateral with the Bilateral Lender in respect of all Unfunded Bilateral Credit Extensions under the Bilateral Facility. Each deposit of cash collateral pursuant to this paragraph shall be held by the applicable Revolving Lender as collateral for the payment and performance of the obligations of the UK Borrower in respect of Unfunded Bilateral Credit Extensions under the Bilateral Facility. The Bilateral Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the applicable Revolving Lender and (ii) at any other time, the Borrower, in each case, in Cash Equivalents and at the risk and expense of the Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the applicable Revolving Lender to offset amounts payable in respect of Unfunded Bilateral Credit Extensions made under the Bilateral Facility. In the event that after the effective date of termination for the Bilateral Facility, an Unfunded Bilateral Credit Extension made under the Bilateral Facility shall expire without requiring payment, the portion of the cash collateral deposited hereunder with respect to such expired Unfunded Bilateral Credit Extension shall be distributed to the Borrower.

(f) Cancellation by UK Borrower. The UK Borrower shall be permitted at any time to request the cancellation of the Bilateral Facility by delivery of a notice in writing to the Administrative Agent and the Bilateral Lender, specifying the proposed cancellation date. Such notice shall be delivered not less than five Business Days prior to the proposed cancellation date. Such cancellation shall be effective as of the proposed cancellation date unless the Bilateral Facility Exposure under the Bilateral Facility has not been reduced to zero as of such date.

(g) Additional Information. The Bilateral Lender shall report in writing to the Administrative Agent on the first Business Day of each fiscal quarter (i) the Bilateral Facility Exposure for each day during the preceding fiscal quarter for the Bilateral Facility and (ii) the portion (expressed in Dollars) of its Bilateral Commitment that was unused on each day during the preceding fiscal quarter for the Bilateral Facility. In addition, the UK Borrower and the Bilateral Lender shall, upon request by the Administrative Agent, promptly supply the

Administrative Agent with any information relating to the operation of the Bilateral Facility (including the Bilateral Facility Exposure) as the Administrative Agent may reasonably request.

(h) Conflict with Loan Documents. In the event of any conflict between the terms of a Bilateral Facility Document and any other Loan Document (other than a Bilateral Facility Document), the terms of such other Loan Document shall govern.

(i) Termination and Expiration of Bilateral Commitments. On the date on which the Bilateral Facility expires, is terminated or is canceled (the “Bilateral Facility Termination Date”), the Available Revolving Commitment of the Bilateral Lender shall be increased by an amount equal to its Bilateral Commitment, unless the Revolving Commitments shall have been previously terminated. On the Bilateral Facility Termination Date, unless the Revolving Commitments have been previously terminated, (i) each relevant Revolving Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other relevant Revolving Lenders, as being required in order to cause, after giving effect to the increased Available Revolving Commitment of the Bilateral Lender, the decreased Bilateral Commitment, any Bilateral Replacement Borrowing pursuant to paragraph (e) of this Section and the use of such amounts to make payments to such other relevant Lenders, each Revolving Lender’s (including the Bilateral Lender’s) portion of the outstanding Revolving Loans of all the Revolving Lenders to equal its Revolving Percentage of such outstanding Revolving Loans and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the Bilateral Facility Termination Date (with such reborrowing to consist of the Types of Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower in accordance with the requirements of Section 3.2). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence in respect of each Eurodollar Loan shall be subject to indemnification by the Borrower pursuant to the provisions of Section 4.11 if the deemed payment occurs other than on the last day of the related Interest Periods.

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS

AND LETTERS OF CREDIT

4.1. Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans (other than Foreign Currency Fronting Loans), in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent (1) not later than 11:00 A.M., New York City time, three Business Days prior to the date of prepayment, in the case of Eurodollar Loans denominated in Dollars, and (2) not later than 1:00 P.M., New York City time, on the date of prepayment, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment, whether Term Loans, Revolving Loans, Swingline Loans or any combination thereof will be repaid, and whether the prepayment is of Eurodollar Loans denominated in Dollars or Base Rate Loans; provided, that if a Eurodollar Loans denominated in Dollars is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. The

Borrower or the relevant Subsidiary Borrower may at any time and from time to time prepay Foreign Currency Fronting Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent and not later than 11:00 A.M., London time, three Business Days prior to the date of prepayment, which notice shall specify the date, amount and the Foreign Currency of such Loan to be prepaid; provided, that if a Foreign Currency Fronting Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are Base Rate Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans denominated in Dollars shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Partial prepayments of Foreign Currency Fronting Loans shall be in an amount that is an integral of 1,000,000 units of the relevant Foreign Currency and not less than an amount equal to the Foreign Currency Equivalent of $1,000,000 in the relevant Foreign Currency.

4.2. Mandatory Prepayments. (a) If any Capital Stock or Indebtedness shall be issued or incurred by any Group Member (other than (i) any Capital Stock issued by Holdings to the ESOP pursuant to the ESOP Documentation, (ii) equity contributions to the Borrower or any Subsidiary of the Borrower made by Holdings or any Subsidiary of Holdings or (iii) Excluded Indebtedness), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans as set forth in Section 4.2(d).

(b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans as set forth in Section 4.2(d); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $2,000,000 in any fiscal year of the Borrower and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 4.2(d). Notwithstanding the foregoing, the Term Loans shall be prepaid with the Net Cash Proceeds of any Disposition of Property by any Group Member to the extent that absent such prepayment the Borrower would be required to make an “Asset Sale Offer” (or any other defined term having a similar purpose) pursuant to and as defined in the Senior Subordinated Note Indenture, the Senior Unsecured Note Indenture or any Permitted Refinancing Debt Document as a result of such Disposition.

(c) If, for any fiscal year of Holdings commencing with the fiscal year ending on or about December 30, 2004, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans as set forth in Section 4.2(d). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five

Business Days after the date on which the financial statements of Holdings referred to in Section 7.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders.

(d) Amounts to be applied in connection with prepayments made pursuant to Section 4.2 shall be applied to the prepayment of the Term Loans only, and the Borrower shall be entitled to retain any such amounts after the repayment in full of the Term Loans. The application of any prepayment pursuant to Section 4.2 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 4.2 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e) If, on any Calculation Date, (i) the Dollar Equivalent of the aggregate outstanding principal amount of Foreign Currency Fronting Loans exceeds an amount equal to 105% of the Foreign Currency Fronting Sublimit or (ii) the Total Revolving Extensions of Credit exceed the Total Revolving Commitments on such date, the Borrower shall, without notice or demand, promptly, on the Business Day immediately following the Reset Date related to such Calculation Date, repay such of the outstanding Loans in an aggregate principal amount such that, after giving effect thereto, (x) the Dollar Equivalent of the aggregate outstanding principal amount of Foreign Currency Fronting Loans does not exceed the Foreign Currency Fronting Sublimit and (y) the Total Revolving Extensions of Credit do not exceed the Total Revolving Commitments, together with interest accrued to the date of such payment or prepayment on the principal so prepaid if required hereby and any amounts payable under Section 4.11 in connection therewith. Any prepayment of Revolving Loans shall first be applied to prepay any outstanding Swingline Loans. The Borrower may, in lieu of prepaying Foreign Currency Fronting Loans in order to comply with this paragraph, deposit amounts in the relevant Foreign Currency or Currencies in a Cash Collateral Account in accordance with the next succeeding sentence equal to the aggregate principal amount of Foreign Currency Fronting Loans required to be prepaid. To the extent that, after giving effect to any prepayment of Loans made pursuant to this paragraph, the Total Revolving Extensions of Credit at such time exceed the Total Revolving Commitments at such time, the Borrower shall, without notice or demand, immediately deposit in a Cash Collateral Account upon terms reasonably satisfactory to the Administrative Agent an amount in the relevant Foreign Currency equal to the amount by which Total Revolving Extensions of Credit exceed the Total Revolving Commitments. The Administrative Agent shall apply any cash deposited in the Cash Collateral Account (to the extent thereof) to repay Foreign Currency Fronting Loans at the end of the Interest Periods therefor, provided that, (x) the Administrative Agent shall release to the Borrower from time to time such portion of the amount on deposit in the Cash Collateral Account to the extent such amount is not required to be so deposited in order for the Borrower to be in compliance with this paragraph and (y) the Administrative Agent may so apply such cash at any time after the occurrence and during the continuation of an Event of Default. “Cash Collateral Account” means the collective reference to one or more accounts specifically established by the Borrower with the Administrative Agent for purposes of this Section 4.2 and hereby pledged to the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the right of withdrawal for application in accordance with this Section 4.2.

4.3. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans denominated in Dollars to Base Rate Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans denominated in Dollars by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan denominated in Dollars when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower or the relevant Subsidiary Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan denominated in Dollars under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph in respect of Eurodollar Loans denominated in Dollars or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period and, if the Borrower or the relevant Subsidiary Borrower shall fail to give such notice of continuation of a Foreign Currency Fronting Loan which is a Eurodollar Loan, such Foreign Currency Fronting Loan shall be automatically continued for an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

4.4. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to (x) $5,000,000 or a whole multiple of $1,000,000 in excess thereof, in the case of Eurodollar Loan denominated in Dollars, and (y) an integral multiple of 1,000,000 units of the relevant Foreign Currency and not less than the Dollar Equivalent of $1,000,000, in the case of Foreign Currency Fronting Loans and (b) no more than seven Eurodollar Tranches shall be outstanding at any one time in any single currency.

4.5. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus, in the case of Eurodollar Loans denominated in Dollars only, the Applicable Margin.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

4.6. Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed and that interest on any Foreign Currency Fronting Loan denominated in British Pounds Sterling shall be calculated on the basis of a 365-day year for actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.5(a).

4.7. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period,

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, or

(c) the Administrative Agent determines (which determination shall be conclusive and binding upon the Borrower and the Subsidiary Borrowers) that deposits in the applicable currency are not generally available, or cannot be obtained by the Lenders, in the applicable market (any Foreign Currency affected by the circumstances described in Section 4.7(a), (b) or (c) is referred to as an “Affected Foreign Currency”), the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (y) pursuant to clause (a) or (b) of this Section 4.7 in respect of Eurodollar Loans denominated in Dollars, then (i) any Eurodollar Loans denominated in Dollars requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (ii) any Base Rate Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans denominated in Dollars shall be continued as Base Rate Loans and (iii) any outstanding Eurodollar Loans denominated in Dollars shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans and (z) in respect of any Foreign Currency Fronting Loans, then (i) any such Foreign Currency Fronting Loans in an Affected Foreign Currency requested to be made on the first day of such Interest Period shall not be made and (ii) any such outstanding Foreign Currency Fronting Loans in an Affected Foreign Currency shall be due and payable on the first day of such Interest Period. Until such relevant notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans denominated in Dollars or Foreign Currency Fronting Loans in an Affected Foreign Currency shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to Eurodollar Loans denominated in Dollars.

4.8. Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee payable pursuant to Section 3.5(a) and any reduction of the Commitments of the Lenders shall be made pro rata according to the Term Percentages, or Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans, pro rata based upon the then remaining principal amount thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments (including prepayments) to be made by the Borrower or any Subsidiary Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time (or, in the case of payments in respect of Foreign Currency Fronting Loans (other than payments in respect of participation fees pursuant to Section 3.17(b)), London time), on the due date thereof to the Administrative Agent, for the account of the relevant Lenders (and, in the case of principal or interest payments in respect of Foreign Currency Fronting Loans, to the Foreign Currency Fronting Lender), at the Funding Office, in Dollars or the applicable Foreign Currency, as the case may be, and in immediately available funds. The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date (and assuming the Administrative Agent has made such amount available to the Borrower), the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower or the applicable Subsidiary Borrower prior to the date of any payment due to be made by the Borrower or such Subsidiary Borrower hereunder that the Borrower or such Subsidiary Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower or such Subsidiary Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower or the applicable Subsidiary Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate (or, in the case of amounts denominated in a Foreign Currency, its cost of funds with respect to such amount for such period). Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower or the applicable Subsidiary Borrower.

4.9. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 4.10 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender any additional amounts reasonably determined by such Lender to be necessary to compensate such Lender for such increased cost or reduced amount receivable within ten Business Days of its receipt of a written notice, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender with a copy to the Administrative Agent.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof and not included in the calculation of the Eurodollar Rate shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then the Borrower shall pay such Lender any additional amounts reasonably determined by such Lender in good faith to be necessary to compensate such Lender or such corporation for such reduction within ten Business Days of its receipt of a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender with a copy to the Administrative Agent; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) showing in reasonable detail the basis for the calculation thereof shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) If any Governmental Authority of the jurisdiction of any Foreign Currency (or any other jurisdiction in which the funding operations of the Foreign Currency Fronting Lender shall be conducted with respect to such Foreign Currency) shall have in effect any reserve, liquid asset or similar requirement with respect to any category of deposits or liabilities customarily used to fund loans in such Foreign Currency, or by reference to which interest rates applicable to loans in such Foreign Currency are determined, and the result of such requirement shall be to increase the cost to the Foreign Currency Fronting Lender of making or maintaining any Foreign Currency Fronting Loan in such Foreign Currency, and the Foreign Currency Fronting Lender shall deliver to the Borrower a notice requesting compensation under this paragraph and showing in reasonable detail the basis for the calculation thereof, then the Borrower will pay to the Foreign Currency Fronting Lender on each Interest Payment Date with respect to each affected Foreign Currency Fronting Loan an amount that will compensate the Foreign Currency Fronting Lender for such additional cost; provided that the Borrower shall not be required to compensate the Foreign Currency Fronting Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that the Foreign Currency Fronting Lender notifies the Borrower of the Foreign Currency Fronting Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

4.10. Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, net profits taxes, and franchise taxes (imposed in lieu of net income or net profits taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes (or if such receipt is not obtainable, other evidence of such payment reasonably acceptable to such Lender) when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN (with respect to a reduced rate of or complete exemption from tax under an income tax treaty) or Form W-8-ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit I and a Form W-8BEN (with respect to the portfolio interest exemption), or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver (i) such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender and (ii) at the request of the Borrower, such other forms as may be required in order to confirm or establish the entitlement of such Non-U.S. Lender to continued exemption from or reduction in U.S. withholding tax with respect to payments under this Agreement and the other Loan Documents. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph (d) that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located or from which payments hereunder are made, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Documents shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(g) If a Lender (or the Administrative Agent on behalf of a Lender) receives a refund in respect of, any Taxes or Other Taxes for which the Borrower has paid additional amounts pursuant to this Section 4.10 which refund in the sole good faith judgment of such Lender (or the Administrative Agent) is allocable to such payment, such Lender shall within 30 days from the date of the receipt of such refund pay to the Borrower an amount equal to such refund (net of all out-of-pocket expenses of such Lender or the Administrative Agent); provided, however, that the Borrower upon the request of such Lender or the Administrative Agent agrees to repay the amount paid over to the Borrower (and any interest or penalties thereon) to such Lender or to the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund. Nothing in this Section 4.10(g) shall require a Lender to disclose its tax returns to the Borrower.

4.11. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur (but excluding any loss of anticipated profits) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9, 4.10(a) or 4.15 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the reasonable discretion of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.9, 4.10(a) or 4.15

4.13. Replacement of Lenders. The Borrower shall be permitted to replace, with a replacement financial institution, any Lender that (a) requests reimbursement for amounts owing or relief pursuant to Section 4.9, 4.10(a) or 4.15, (b) defaults in its obligation to make Loans hereunder or (c) is unable to make Eurodollar Loans as a result of circumstances described in Section 4.15; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing or relief pursuant to Section 4.9, 4.10(a) or 4.15, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 4.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a

Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.9, 4.10(a) or 4.15, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

4.14. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

4.15. Illegality. (a) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement and for so long as such circumstances exist, (i) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (ii) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.

(b) Notwithstanding any other provision of this Agreement, if, (i)(A) the adoption of any law, rule or regulation after the date of this Agreement, (B) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (C) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, shall make it unlawful for the Foreign Currency Fronting Lender to make or maintain any Foreign Currency Fronting Loan or to give effect to its obligations as contemplated hereby with respect to any Foreign Currency Fronting Loan, or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls, but excluding conditions otherwise covered by this Section 4.15 which would make it impracticable for the Foreign Currency Fronting Lender to make or maintain Foreign Currency Fronting Loans denominated in the relevant currency after the date hereof to, or for the account of, the Borrower or the relevant Subsidiary Borrower, then:

(A) by written notice to the Borrower and to the Administrative Agent, the Foreign Currency Fronting Lender may declare that Foreign Currency Fronting Loans (in the affected currency or currencies) will not thereafter (for the duration of such unlawfulness) be made by the Foreign Currency Fronting Lender or hereunder (or be continued for additional Interest Periods), whereupon any request for a Foreign Currency Fronting Loan (in the affected currency or currencies) or to continue a Foreign Currency Fronting Loan (in the affected currency or currencies), as the case may be, for an additional Interest Period) shall, be of no force and effect, unless such declaration shall be subsequently withdrawn; and

(B) all outstanding Foreign Currency Fronting Loans (in the affected currency or currencies), made by the Foreign Currency Fronting Lender shall be repaid on the last day of the then current Interest Period with respect thereto or, if earlier, the date on which the applicable notice becomes effective in accordance with paragraph (c) of this Section.

(c) For purposes of Section 4.15(b), a notice to the Borrower by the Foreign Currency Fronting Lender shall be effective as to each Foreign Currency Fronting Loan, if lawful, on the last day of the Interest Period currently applicable to such Foreign Currency Fronting Loan; in all other cases such notice shall be effective on the date of receipt thereof by the Borrower.

4.16. Foreign Currency Exchange Rate. (a) No later than 1:00 P.M., New York City time, on each Calculation Date with respect to a Foreign Currency, the Administrative Agent shall determine the Exchange Rate as of such Calculation Date with respect to such Foreign Currency, provided that, upon receipt of a borrowing request pursuant to Section 3.16, the Administrative Agent shall determine the Exchange Rate with respect to the relevant Foreign Currency in accordance with the foregoing (it being acknowledged and agreed that the Administrative Agent shall use such Exchange Rate for the purposes of determining compliance with Section 3.15 with respect to such borrowing request). The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than Section 3.18(b), 4.7, 11.19 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between Dollars and Foreign Currencies.

(b)	No later than 5:00 P.M., New York City time, on each Reset Date, the Administrative Agent shall determine the aggregate amount of the Dollar Equivalents of the principal amounts of the Foreign Currency Fronting Loans then outstanding (after giving effect to any Foreign Currency Fronting Loans to be made or repaid on such date).

(c)	The Administrative Agent shall promptly notify the Borrower of each determination of an Exchange Rate hereunder.

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each of Holdings and the Borrower hereby, jointly and severally, represents and warrants to each Agent and each Lender that:

5.1. Financial Condition. The audited consolidated balance sheets of Holdings and its consolidated subsidiaries as at or about December 31, 2001, December 31, 2002 and December 31, 2003, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PriceWaterhouse Coopers LLC present fairly in all material respects the consolidated financial condition of Holdings and its consolidated subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Holdings and its consolidated subsidiaries as at or about March 31, 2004, and the related unaudited consolidated statements of income and cash flows for the quarterly period ended on such dates, present fairly in all material respects the consolidated financial condition of Holdings and its consolidated subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the quarterly period then ended (subject to normal year-end audit adjustments and the absence of footnotes). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Except as disclosed on Schedule 5.1, no Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from the date of the most recent audited consolidated balance sheet delivered pursuant to this clause (b) to and including the date hereof, there has been no Disposition by Holdings of any material part of its business or property.

5.2. No Change. Since January 3, 2004, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

5.3. Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower and any Subsidiary Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower and any Subsidiary Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transactions and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices, which have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 5.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of Holdings, the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

5.6. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against Holdings, the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or Transactions, or (b) that could reasonably be expected to have a Material Adverse Effect.

5.7. No Default. Neither Holdings, the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.8. Ownership of Property; Liens. Each of Holdings, the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 8.3.

5.9. Intellectual Property. Holdings, the Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except where the failure to own or license such Intellectual Property could not reasonably be expected to have a Material Adverse Effect. No claim, which if adversely determined could reasonably be expected to have a Material Adverse Effect, has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim. To the best of Holdings’, the Borrower’s and the Subsidiaries’ knowledge, the use of Intellectual Property by Holdings, the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.

5.10. Taxes. Each of Holdings, the Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of Holdings and the Borrower, no claim has been asserted, with respect to any such tax, fee or other charge, which claim, if determined adversely to Holdings, the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

5.11. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

5.12. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee wages and employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

5.13. ERISA. (a) Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability under ERISA which could reasonably be expected to have a Material Adverse Effect, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA which could reasonably be expected to have a Material Adverse Effect if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

(b) Favorable determination letters have been received from the Internal Revenue Service with respect to each Plan which is intended to comply with the provisions of Section 401(a) of the Code. The ESOP has received a favorable determination letter from the IRS that the ESOP is tax-qualified and tax exempt under Sections 401(a) and 501(a), respectively, of the Code and that the ESOP Component is an “employee stock ownership plan”, within the meaning of Section 4975(e)(7) of the Code. To Holdings and the Borrower’s knowledge, each Plan (including, without limitation, the ESOP) complies in form and in operation with the requirements of Section 401(a) of the Code, the relevant provisions of ERISA, and any other applicable laws, rules, and regulations required as of the date of this Agreement.

(c) To Holdings and the Borrower’s knowledge, neither Holdings nor the Borrower nor any Commonly Controlled Entity, nor any trustee, administrator, or fiduciary of any of the Plans, has (i) engaged in a “prohibited transaction,” as that term is defined in Section 4975 of the Code or Section 406 of ERISA, which could directly or indirectly subject the applicable Plan or trust or Holdings, the Borrower or any Commonly Controlled Entity to any liability for a tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA, or (ii) committed a breach of its fiduciary duties (as defined in Section 404 of ERISA) which could directly or indirectly subject the applicable Plan or trust or Holdings, the Borrower, or any Commonly Controlled Entity to any liability under Section 502 of ERISA.

(d) The purchase and holding of the Capital Stock by the ESOP Trust from Holdings, the execution and performance of this Agreement, the Loan Documents, the

Acquisition Agreement, and the ESOP Documentation, and the consummation of the transactions contemplated by this Agreement and by the Loan Documents, the Acquisition Agreement, and the ESOP Documentation did not and will not (i) involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which there is no exemption under Section 408 of ERISA or Section 4975 of the Code, respectively; (ii) constitute a violation of the fiduciary responsibility standards imposed by Section 404 of ERISA; or (iii) adversely affect the qualified status of the ESOP under Sections 401(a) or 4975(e)(7) of the Code.

(e) (i) The ESOP Component is an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and the ESOP is qualified under Section 401(a) of the Code; (ii) the ESOP has been duly established in accordance with and under applicable law and the ESOP’s trusts are tax-exempt trusts under Section 501(a) of the Code; (iii) the terms of the ESOP Documentation comply with the applicable provisions of Title I of ERISA; (iv) the shares of Capital Stock held by the ESOP Trust are “employer securities,” within the meaning of Section 409(l) of the Code; (v) the purchase price paid by the ESOP Trust to Holdings for the Capital Stock under the Acquisition Agreement did not exceed “adequate consideration,” as defined in Section 3(18) of ERISA; and (vi) all of the information provided by, or on behalf of, Holdings and the Borrower to the independent appraiser for the ESOP Trust, in connection with the transactions contemplated by the Acquisition Agreement and the ESOP Documentation, was true and accurate in all material respects and there was no failure by, or on behalf of, the Borrower to disclose any material information to the independent appraiser for the ESOP Trust.

(f) The Prospectus for participants in the ESOP and the Appleton Papers Inc. Retirement Medical Savings Plan (the “401(a) Plan”) dated July 23, 2001 and supplemented on August 14, 2001 (as so supplemented, the “Prospectus”), was distributed by Borrower to all participants in the ESOP and the 401(a) Plan who were active participants as of July 23, 2001 (the “Participants”). The Prospectus contained when issued on July 23, 2001 and when supplemented on August 14, 2001 a true and complete description of all of the material terms and conditions under which the Participants were provided an opportunity to direct the transfer to the ESOP Component of portions of their accounts balances under the ESOP and 401(a) Plan. The Prospectus also provided when issued on July 23, 2001 and when supplemented on August 14, 2001 a full and accurate description of all material information relating to the operations of Borrower, the terms of the Acquisition Agreement, and the risks associated with an investment in Borrower’s stock. The Prospectus did not when issued on July 23, 2001 and when supplemented on August 14, 2001 and, as of November 8, 2001, contain any untrue statement of material fact and did not when issued on July 23, 2001 and when supplemented on August 14, 2001 and, as of November 8, 2001, omit any material facts necessary to make the statements contained in the Prospectus not misleading. The offer made by Borrower to the Participants to transfer portions of their non-ESOP Component accounts under the ESOP and 401(a) Plan account balances to the ESOP Component was carried out in full compliance with all applicable federal and state securities laws. The transfers of portions of the account balances of the Participants from the ESOP and 401(a) Plan to the ESOP Component was completed in the manner set forth in the Prospectus and in compliance with all applicable laws.

5.14. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

5.15. Subsidiaries. Except as disclosed to the Administrative Agent by Holdings or the Borrower in writing from time to time after the Closing Date, (a) Schedule 5.15 sets forth the name and jurisdiction of incorporation of each Subsidiary of Holdings and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) except as set forth in the ESOP Documentation, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of Holdings, the Borrower or any of their Subsidiaries, except as created by the Loan Documents.

5.16. Use of Proceeds. The proceeds of the Term Loans shall be used to finance the repayment of the obligations of the Borrower under the Existing Credit Agreement and, together with up to $5,000,000 of proceeds of the Revolving Loans, may be used to finance a portion of the other Transactions and to pay related fees and expenses on the Closing Date. Following the Closing Date, the proceeds of the Revolving Loans, Foreign Currency Fronting Loans, the Swingline Loans and any Bilateral Credit Extensions may be used, together with the proceeds of the Letters of Credit, for general corporate purposes of the Borrower and its Subsidiaries.

5.17. Environmental Matters. Except as, in the aggregate (excluding matters set forth on Schedule 5.17), could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

5.18. Accuracy of Information, etc.. No statement or information, other than the projections and pro forma financial information, contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the Transactions or the other transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact, or omitted to state a material fact necessary to make the statements contained herein or therein, taken as a whole, not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, there is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the Transactions or the other transactions contemplated hereby and by the other Loan Documents.

5.19. Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.

In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates and related stock powers representing such Pledged Stock are delivered to the Administrative Agent (and so long as the Administrative Agent retains possession of such certificates and stock powers in the State of New York), and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 3(a) to the Guarantee and Collateral Agreement in appropriate form are filed in the offices specified on Schedule 3(a) to the Guarantee and Collateral Agreement, to the extent that a security interest therein can be perfected by the filing of a financing statement or by the other filings described in Schedule 3(a) to the Guarantee and Collateral Agreement, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 8.3).

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3(b) to the Guarantee and Collateral Agreement, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except as reflected in the exceptions to the title policies delivered pursuant to Section 6.1(m or Section 7.10(b)). Schedule 1.1B lists each parcel of real property in the United States owned in fee simple by Holdings or any of its Subsidiaries as of the Closing Date.

(c) Each of the UK Guarantee and Debenture and the UK Share Agreement are effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. Upon completion of (i) any registration required by Section 395 of the Companies Act in England or, in respect of any real estate mortgages, H.M. Land Registry and (ii) the perfection requirements specified in the UK Guarantee and Debenture, the UK Guarantee and Debenture and the UK Share Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the relevant Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined therein), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 8.3).

5.20. Solvency. Each Loan Party is, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

5.21. Senior Indebtedness. The Obligations constitute “Senior Debt” and “Designated Senior Debt” (or any other defined term having a similar purpose) of the Borrower under the Senior Subordinated Note Indenture and any Permitted Refinancing Debt Document. The obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement or any Foreign Guarantee, as applicable, will constitute “Guarantor Senior Debt” (or any other defined term having a similar purpose) of such Subsidiary Guarantor under the Senior Subordinated Note Indenture and under any Permitted Refinancing Debt Document. There is no other Indebtedness (other than the Obligations) which has been designated as “Designated Senior Debt” (or any other defined term having a similar purpose) for the purposes of the Senior Subordinated Note Indenture or for purposes of any Permitted Refinancing Debt Document.

5.22. Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available, and has not been obtained, under the National Flood Insurance Act of 1968.

5.23. S Corporation Status. (a) Holdings has qualified and elected to be treated as an “S Corporation” under Subchapter S of the Code, and each Domestic Subsidiary of Holdings (other than (i) any such Subsidiary that is an “Ineligible Corporation” under Section 1361(b)(2) of the Code and (ii) Bemrose Booth USA Inc.) has qualified and elected to be treated as a “qualified subchapter S subsidiary”, in each case for U.S. federal income tax purposes and in accordance with all applicable Requirements of Law.

(b) No Governmental Authority has disputed Holdings’ qualification as an “S Corporation” under Subchapter S of the Code, or the qualification of each Domestic Subsidiary of Holdings (other than any such Subsidiary that is an “Ineligible Corporation” under Section 1361(b)(2) of the Code) as a “qualified subchapter S subsidiary”, in each case for U.S. federal income tax purposes.

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date (but in any event no later than June 30, 2004), of the following conditions precedent:

(a) Credit Agreement; Security Documents. The Administrative Agent shall have received (i) this Agreement, or, in the case of the Lenders, an Addendum, executed and delivered by each Agent, Holdings, the Borrower, the UK Borrower and each Lender, (ii) the Guarantee and Collateral Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor that is a Domestic Subsidiary, (iii) the UK Guarantee and Debenture, executed and delivered by each Subsidiary Guarantor organized under the laws of the United Kingdom and the Administrative Agent, (iv) the UK Share Charge, executed and delivered by the Borrower, and (v) an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.

(b) Related Documents. The Administrative Agent shall have received and be satisfied with, complete and correct copies, certified as to authenticity by the Borrower, of the Acquisition Documentation (including, without limitation, the Fox River Indemnity

Arrangements), the Tender Offer Documents, the ESOP Documentation, Senior Subordinated Note Indenture and Senior Unsecured Note Indenture, including any amendments, supplements or modifications with respect to any of the foregoing.

(c) Transactions. The following transactions shall have been consummated:

(i) The Borrower shall have received (x) at least $185,000,000 in gross proceeds from the sale of the Senior Unsecured Notes and (y) at least $150,000,000 in gross proceeds from the sale of the Senior Subordinated Notes.

(ii) At least 51% of the Existing Senior Subordinated Notes shall have been redeemed or repurchased pursuant to the Tender Offer and the indenture for the Existing Senior Subordinated Notes shall have been amended to remove all covenants and defaults (other than covenants or defaults relating to subordination, payments under the Existing Senior Subordinated Notes, bankruptcy or enforceability of guarantees).

(iii) (A) The Administrative Agent shall have received satisfactory evidence that all existing Indebtedness of Holdings and its Subsidiaries (including, without limitation, Indebtedness under the Existing Credit Agreement and the Deferred Purchase Obligation) other than the Permitted Existing Debt and up to $7,000,000 of Existing Senior Subordinated Notes shall have been terminated and all amounts thereunder shall have been paid in full and (B) satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith.

(iv) The Administrative Agent shall have received satisfactory evidence that the Whitewash Procedure with respect to the Rose Subsidiaries shall have been completed.

(d) Financial Statements. The Lenders shall have received and the Administrative Agent shall be satisfied with each of the financial statements described in Section 5.1.

(e) Financial Condition. Immediately prior to consummation of the Transactions, no default or event of default shall have occurred and be continuing under the Existing Credit Agreement.

(f) Approvals. All governmental and third party approvals (including landlords’ and other consents) necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with the Transactions, the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions or the financing contemplated hereby.

(g) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 8.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(h) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(i) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(j) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of White & Case LLP, New York counsel to Holdings and its Subsidiaries, substantially in the form of Exhibit H-1;

(ii) the legal opinion of Godfrey & Kahn, S.C., Wisconsin counsel to Holdings and its Subsidiaries, substantially in the form of Exhibit H-2;

(iii) the legal opinion of Paul Karch, Esq., general counsel of Holdings and its Subsidiaries, substantially in the form of Exhibit H-3;

(iv) the legal opinion of United Kingdom counsel to Holdings and its Subsidiaries, substantially in the form of Exhibit H-4; and

(v) the legal opinion of local counsel in each of Pennsylvania and Ohio and of such other special and local counsel as may be required by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(k) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates, if any, representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement or the UK Guarantee and Debenture (in each case to the extent certificated), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement or the UK Guarantee and Debenture endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(l) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation.

(m) Mortgages, etc. (i) The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

(ii) If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated a date reasonably satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map; and (G) the flood zone designations, if any, in which the Mortgaged Properties are located.

(iii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (E) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (G) be issued by First American Title Insurance Company. The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(iv) If requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(v) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the Mortgaged Properties.

(n) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2(b) of the Guarantee and Collateral Agreement and Section 12 of the UK Guarantee and Debenture.

6.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date, except to the extent a representation or warranty is made only as of a specified date in which case such representation or warranty shall be true as of such specified date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.

6.3. Additional Conditions Applicable to the Subsidiary Borrowers. The agreement of the Foreign Currency Fronting Lender to make any Loan requested to be made by it to any Subsidiary Borrower on any date (and the agreement of the Revolving Lenders to purchase participations therein) is subject to satisfaction or waiver of, in addition to the conditions precedent set forth in Sections 6.1 and 6.2, the truthfulness and correctness in all material respects on and as of such date of the following additional representations and warranties:

(a) No Immunities, etc. Such Subsidiary Borrower is subject to civil and commercial law with respect to its obligations under this Agreement and any other Loan Document to which such Subsidiary Borrower is a party, and the execution, delivery and performance by such Subsidiary Borrower of this Agreement and any other Loan Document to which it is a party constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Subsidiary Borrower nor any of its property, whether or not held for its own account, has any immunity (sovereign or other similar immunity) from any suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or other similar immunity) under laws of the jurisdiction in which such Subsidiary Borrower is organized and existing in respect of its obligations under this Agreement or any other Loan Document to which it is a party. Such Subsidiary Borrower has waived every immunity (sovereign or otherwise) to which it or any of its properties would otherwise be entitled from any legal action, suit or proceeding, from jurisdiction of any court and from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) under the laws of the jurisdiction in which such Subsidiary Borrower is organized and existing in respect of its obligations under this Agreement and any other Loan Document to which it is a party. The waiver by such Subsidiary Borrower described in the immediately preceding sentence is the legal, valid and binding obligation of such Subsidiary Borrower.

(b) No Recordation Necessary. This Agreement and each other Loan Document to which it is a party, if any, is in proper legal form under the law of the jurisdiction in which such Subsidiary Borrower is organized and existing for the enforcement hereof or thereof against such Subsidiary Borrower under the law of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement and any such other Loan Document, except, in the case of any Rose Subsidiary, as required by Section 395 of the Companies Act in England and pursuant to any requirements of H.M. Land Registry in respect of any real estate mortgages. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement or any such other Loan Document that this Agreement, such other Loan Document or any other document be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Subsidiary Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of this Agreement, such other Loan Document or any other document, except for any such filing, registration or recording, or execution or notarization, as has been made or is not required to be made until this Agreement, such other

Loan Document or any other document is sought to be enforced and for any charge or tax as has been timely paid.

(c) Exchange Controls. The execution, delivery and performance by such Subsidiary Borrower of this Agreement or any other Loan Document to which it is a party is, under applicable foreign exchange control regulations of the jurisdiction in which such Subsidiary Borrower is organized and existing, not subject to any notification or authorization except such as have been made or obtained.

SECTION 7. AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, each of Holdings and the Borrower shall and shall cause each of its Subsidiaries to:

7.1. Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PriceWaterhouse Coopers LLC or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

(c) so long as the Consolidated Leverage Ratio as at the last day of the most recently ended fiscal quarter of Holdings is greater than 2.50 to 1.00, within 30 days after the end of each calendar month, financial data for such month summarizing the results of operations of Holdings and its Subsidiaries for such month (including, without limitation, volume data, revenues, gross profits, operating income and Consolidated EBITDA) in form and substance reasonably acceptable to the Administrative Agent.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail, and the financial statement under paragraph (a) and (b) above shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except for the absence of footnotes in the quarterly statements and as approved by such accountants or officer, as the case may be, and disclosed therein).

7.2. Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (g), to the relevant Lender):

(a) concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default with respect to the financial covenants set forth in Section 8.1, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 7.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be, and, if applicable, for determining the Applicable Margins, and (y) to the extent not previously disclosed to the Administrative Agent, a listing of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

(c) as soon as available, and in any event no later than 60 days after the end of each fiscal year of Holdings, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on estimates, information and assumptions believed by such Responsible Officer to be reasonable at the time made and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect at the time provided;

(d) together with delivery of the respective financial statements pursuant to Section 7.1, within 45 days after the end of each fiscal quarter of Holdings, a narrative discussion and analysis of the financial condition and results of operations of Holdings and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e) no later than 10 Business Days prior to the effectiveness thereof (or such shorter period as may be acceptable to the Administrative Agent), copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Subordinated Note Indenture, the Senior Unsecured Note Indenture, any Permitted Refinancing Debt Document, the ESOP Documentation or the Acquisition Documentation (including, without limitation, the Fox River Indemnity Arrangements);

(f) within five days after the same are sent, copies of all financial statements and reports that Holdings or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports (other than the exhibits to the foregoing of any registration statement on Form S-8 or a successor form) that Holdings or the Borrower may make to, or file with, the SEC; and

(g) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

7.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

7.4. Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.5. Maintenance of Property; Insurance. (a) Keep all property (other than property that is the subject of a Recovery Event) useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

7.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in conformity with GAAP and all Requirements of Law, (b) provide, at the Borrower’s expense, such appraisals of the tangible and intangible property of the Borrower or its Subsidiaries and environmental audits and reports relating to the real property of the Borrower and its Subsidiaries, as the Administrative Agent may reasonably request, and (c) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided that all such visits shall be arranged through the Administrative Agent which shall use reasonable efforts to coordinate such visits so as to minimize the total number thereof.

7.7. Notices. Promptly give notice to the Administrative Agent, and each Lender upon any Responsible Officer becoming aware of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $5,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings, the Borrower or the relevant Subsidiary proposes to take with respect thereto.

7.8. Environmental Laws. (a) Comply in all respects with, and ensure compliance in all respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that the failure to take such actions could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the failure to take such actions could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.9. Interest Rate Protection. In the case of the Borrower, within 90 days after the Closing Date, enter into, and thereafter maintain, Hedge Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of Funded Debt of the Borrower and its Subsidiaries is subject to either a fixed interest rate or interest rate protection for a period of not less than two years, which Hedge Agreements shall otherwise have terms and conditions reasonably satisfactory to the Administrative Agent.

7.10. Additional Collateral, etc.

(a) With respect to any property acquired after the Closing Date by any Group Member (other than (w) any property which would not have been subject to the Lien created by the Guarantee and Collateral Agreement or the UK Guarantee and Debenture, as applicable, as of the Closing Date had such property been owned as of the Closing Date, (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 8.3(g) and (z) property acquired by any Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement, the applicable Foreign Security Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property (subject to Liens permitted by Section 8.3), including the filing of Uniform Commercial Code financing statements or the making of such other filings or recordings in such jurisdictions as may be required by the Guarantee and Collateral Agreement, any Foreign Security Agreement or by law or as may be requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by any Group Member (other than (y) any such real property subject to a Lien expressly permitted by Section 8.3(g) and (z) real property acquired by any Excluded Foreign Subsidiary), promptly (i) execute and deliver a first priority Mortgage or Foreign Security Agreement, as applicable, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate or, in the case of real property located in any jurisdiction outside the United States, any similar documentation relevant to such jurisdiction and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) Subject to paragraph (e) below, with respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or to the applicable Foreign Pledge Agreement, or such new Foreign Pledge Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause any such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement (subject to Liens permitted by Section 8.3) with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, (iv) cause any such new Foreign Subsidiary, promptly following any statutory waiting period (including, without limitation, any Whitewash Procedure), (A) to execute and deliver to the Administrative Agent the Guarantee and Collateral Agreement or a Foreign Guarantee pursuant to which such Foreign Subsidiary shall guarantee the Obligations, (B) to execute and deliver to the Administrative Agent the Guarantee and Collateral Agreement or such Foreign Security Agreements as the Administrative Agent deems necessary or advisable to grant a Lien to the Administrative Agent, for the benefit of the Lenders, on all property of such Foreign Subsidiary to secure payment of the Obligations, (C) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Foreign Security Agreements delivered pursuant to the foregoing clause (B) (subject to Liens permitted by Section 8.3) with respect to such new Subsidiary, including such filings or other recordings in such jurisdictions as may be required by such Foreign Security Agreements or by law or as may be requested by the Administrative Agent, and (D) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, with such modifications relevant to the jurisdiction of such Foreign Subsidiary, as may be requested by the Administrative Agent, and (v) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or to the applicable Foreign Pledge Agreement, or such new Foreign Pledge Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, as the case may be, and at the request of the Administrative Agent, take such other action as may be reasonably necessary to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e) Notwithstanding anything in this Section 7.10 to the contrary, no Subsidiary shall provide a guarantee of all or any portion of the Borrower’s obligations under the Senior Subordinated Notes, the Senior Unsecured Notes or any Permitted Refinancing Debt Document unless, prior to or concurrently therewith, such Subsidiary complies with the requirements of Section 7.10(c) and, for such purpose, no such Subsidiary shall be or shall be deemed to be, an Excluded Foreign Subsidiary.

7.11. Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

7.12. ERISA. (a) In the case of Holdings, promptly contribute all cash received by it (including, without limitation, from the ESOP but excluding any cash received by it pursuant to Sections 8.8(g) and 8.6(b) which is forthwith remitted to the ESOP) to the Borrower.

(b) To the extent permitted by law, immediately upon receipt by Holdings or the Borrower, deliver to the Administrative Agent copies of any notices, reports, financial statements, annual valuation updates, annual repurchase liability studies, or other material documents to be delivered by the Borrower or Holdings to the ESOP or any trustee under the ESOP or to be delivered by the ESOP or any trustee under the ESOP to Holdings or the Borrower pursuant to the terms of the ESOP.

(c) Take all actions necessary to preserve the existence of the ESOP and to maintain its tax-qualified status under Sections 401(a) and 501(a), respectively, of the Code and the ESOP Component’s status as an employee stock ownership plan; and administer the ESOP in compliance with the terms of the ESOP and the provisions of the Code and ERISA, as applicable to the ESOP, and make any remedial amendments required by the IRS within the time period allowed for the amendments.

SECTION 8. NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, each of Holdings and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

8.1. Financial Condition. (a) Covenants Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of Holdings ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending On or About	Consolidated Leverage Ratio
June 30, 2004	4.50 to 1.00
September 30, 2004	4.50 to 1.00
December 31, 2004	4.50 to 1.00
March 31, 2005	4.50 to 1.00
June 30, 2005	4.25 to 1.00
September 30, 2005	4.25 to 1.00
December 31, 2005	4.25 to 1.00
March 31, 2006	4.00 to 1.00
June 30, 2006	4.00 to 1.00
September 30, 2006	4.00 to 1.00

Fiscal Quarter Ending On or About	Consolidated Leverage Ratio
December 31, 2006	4.00 to 1.00
March 31, 2007 and thereafter	3.75 to 1.00

(b) Consolidated Senior Leverage Ratio. Permit the Consolidated Senior Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of Holdings ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending On or About	Consolidated Senior Leverage Ratio
June 30, 2004	3.25 to 1.00
September 30, 2004	3.25 to 1.00
December 31, 2004	3.25 to 1.00
March 31, 2005	3.25 to 1.00
June 30, 2005	3.25 to 1.00
September 30, 2005	3.25 to 1.00
December 31, 2005	3.25 to 1.00
March 31, 2006	3.00 to 1.00
June 30, 2006	3.00 to 1.00
September 30, 2006	3.00 to 1.00
December 31, 2006	3.00 to 1.00
March 31, 2007 and thereafter	2.75 to 1.00

(c) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of Holdings ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending On or About	Consolidated Interest Coverage Ratio
June 30, 2004	2.50 to 1.00
September 30, 2004	2.50 to 1.00
December 31, 2004	2.50 to 1.00
March 31, 2005	2.50 to 1.00
June 30, 2005	2.50 to 1.00
September 30, 2005	2.50 to 1.00
December 31, 2005	2.50 to 1.00
March 31, 2006	2.75 to 1.00
June 30, 2006	2.75 to 1.00
September 30, 2006	2.75 to 1.00
December 31, 2006	2.75 to 1.00

Fiscal Quarter Ending On or About	Consolidated Interest Coverage Ratio
March 31, 2007	2.75 to 1.00
June 30, 2007	2.75 to 1.00
September 30, 2007	2.75 to 1.00
December 31, 2007	2.75 to 1.00
March 31, 2008 and thereafter	3.00 to 1.00

; provided, that for the purposes of determining the ratio described above for the fiscal quarters of the Borrower ending (i) at or about June 30, 2004, Consolidated Interest Expense for such fiscal quarter shall be determined on a pro forma basis as if the Transactions (including the incurrence and repayment of Indebtedness on the Closing Date) had occurred on the first day of such four quarter period and (ii) at or about September 30, 2004, December 31, 2004 and March 31, 2005, Consolidated Interest Expense for the relevant period shall be deemed to equal Consolidated Interest Expense for such fiscal quarter (and, in the case of the latter two such determinations, each previous fiscal quarter commencing after the Closing Date) multiplied by 4, 2 and 4/3, respectively.

(d) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of Holdings ending with any fiscal quarter of the Borrower occurring on or after June 30, 2004 to be less than 1.10 to 1.00; provided, that for the purposes of determining the ratio described above for the fiscal quarters of the Borrower ending (i) at or about June 30, 2004, Consolidated Fixed Charges for such fiscal quarter shall be determined on a pro forma basis as if the Transactions (including the incurrence and repayment of Indebtedness on the Closing Date) had occurred on the first day of such four quarter period and (ii) at or about September 30, 2004, December 31, 2004 and March 31, 2005, Consolidated Fixed Charges Expense for the relevant period shall be deemed to equal Consolidated Fixed Charges for such fiscal quarter (and, in the case of the latter two such determinations, each previous fiscal quarter commencing after the Closing Date) multiplied by 4, 2 and 4/3, respectively.

8.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness (i) of the Borrower to any Subsidiary, (ii) of any Subsidiary Guarantor to the Borrower or any other Subsidiary, (iii) of any Foreign Subsidiary to any Foreign Subsidiary, (iv) subject to Section 8.8(f), of any Foreign Subsidiary to the Borrower or any Subsidiary Guarantor, (v) the Intercompany DPO Repayment Note, and (vi) resulting from ESOP Related Distributions permitted by Section 8.8(g); provided, in each case, that any such Indebtedness described in the foregoing clauses (i) through (v) incurred by a Loan Party is expressly subordinated to the prior payment in full in cash of the Obligations;

(c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower, any Subsidiary Guarantor and, subject to Section 8.8(f), of any Foreign Subsidiary;

(d) Permitted Existing Debt and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 8.3(g) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;

(f) (i) Indebtedness of the Borrower in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $150,000,000 and (ii) Guarantee Obligations of Holdings and any Subsidiary Guarantor in respect of such Indebtedness, provided that such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of the Senior Subordinated Notes;

(g) (i) Indebtedness of the Borrower in respect of the Senior Unsecured Notes in an aggregate principal amount not to exceed $185,000,000 and (ii) Guarantee Obligations of Holdings and any Subsidiary Guarantor in respect of such Indebtedness;

(h) Indebtedness of the Borrower in respect of the Existing Senior Subordinated Notes, together with any Permitted Refinancing Debt, in an aggregate principal amount not to exceed $7,000,000 and (ii) Guarantee Obligations of Holdings and any Subsidiary Guarantor in respect of such Indebtedness, provided that such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of the Existing Senior Subordinated Notes or the Permitted Refinancing Debt, as the case may be;

(i) Hedge Agreements (a) in respect of Indebtedness otherwise permitted hereby that bears interest at a floating rate, so long as such agreements are not entered into for speculative purposes and (b) in respect of foreign currency exposure of any Group Member, so long as such agreements are entered into in the ordinary course of business and not for speculative purposes;

(j) Indebtedness under the AWA Environmental Indemnity Agreement; provided that such Indebtedness is recourse only to the property described in Section 8.3(i);

(k) Guarantee Obligations of the Borrower with respect to obligations of Holdings pursuant to the AWA Environmental Indemnity Agreement;

(l) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business so long as such Indebtedness is extinguished within three Business Days of the incurrence thereof;

(m) Indebtedness of the Borrower or any of its Subsidiaries in respect of performance bonds and surety bonds incurred in the ordinary course of business consistent with past practice;

(n) Indebtedness of the Borrower or any Subsidiary of the Borrower arising from agreements of the Borrower or a Subsidiary of the Borrower providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Borrower permitted under this Agreement, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition, provided that the maximum amount of any such Indebtedness shall at no time exceed 20% of the gross proceeds actually received by the Borrower and its Subsidiaries in connection with the relevant disposition;

(o) Existing Letters of Credit but not including any refinancings, refundings, renewals or extensions thereof;

(p) unsecured Indebtedness of the UK Borrower not to exceed UK£10,000,000 at any one time outstanding and unsecured Guarantee Obligations of Holdings in respect of such Indebtedness; and

(q) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $15,000,000 at any one time outstanding.

8.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes or assessments not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 8.3(f), securing Indebtedness permitted by Section 8.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 8.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created simultaneously with, or within 120 days after, the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) Liens on rights to “Recovery” in favor of AWA pursuant to and as defined in the AWA Environmental Indemnity Agreement and the API Environmental Indemnity Agreement;

(j) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(k) Liens arising from judgments, decrees or attachments in circumstances involving an aggregate liability not exceeding $5,000,000 at any time;

(l) licenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of Holdings or any of its Subsidiaries;

(m) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods so long as such Lien covers only the goods being imported;

(n) Liens on the assets of a Foreign Subsidiary which is not a Subsidiary Guarantor securing Indebtedness incurred by such Foreign Subsidiary pursuant to Section 8.2(q);

(o) Liens existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary or on any asset of any Person that becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of, or in connection with, such acquisition or such Person becoming a Subsidiary and (ii) such Lien shall not apply to any other assets;

(p) deposits of cash collateral contemplated by Section 3.19(e)(v); and

(q) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $2,000,000 at any one time.

8.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation) or, subject to Section 8.8(f, with or into any Foreign Subsidiary;

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor or, subject to Section 8.8(f), any Foreign Subsidiary; and

(c) the Borrower or any Subsidiary Guarantor may merge with any other Person to effect a Permitted Acquisition, provided that the Borrower or a Subsidiary Guarantor is the surviving entity of such merger.

8.5. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 8.3, 8.4 or 8.6;

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor; and

(e) the Disposition of other property having a fair market value not to exceed $2,000,000 in the aggregate for any fiscal year of the Borrower.

8.6. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor;

(b) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Subsidiaries of Holdings may make Restricted Payments to permit Holdings (i) to satisfy, and Holdings may satisfy, its obligations to repurchase its common stock pursuant to the ESOP Documentation from accounts allocated to participants in the ESOP upon the death, disability or termination of employment of such participants or upon the exercise by any such participant of his or her diversification rights under the ESOP Documentation, (ii) to make loans to the ESOP to permit the ESOP to make loans to participants in the ESOP in accordance with the ESOP Documentation and (iii) to provide funds to the ESOP to permit the ESOP to fund hardship distributions to participants in the ESOP in accordance with the ESOP Documentation; provided, that the aggregate amount of payments to Holdings under this clause (b) in any fiscal year, together with all ESOP Related Distributions made pursuant to Section 8.8(g in such fiscal year, shall not exceed the sum of (A) Available ESOP Contributions for such fiscal year, plus (B) an amount in any fiscal year equal $25,000,000; provided, further that after giving effect to such dividend Holdings and its Subsidiaries shall be in compliance on a pro forma basis with the financial covenants contained in Section 8.1 as if such dividend had been made on the last day of the most recent four consecutive fiscal quarter period of Holdings for which financial statements have been delivered pursuant to Section 7.1;

(c) the Borrower may make dividends to Holdings to permit Holdings to repay the Intercompany DPO Repayment Note so long as the amount of such dividend is simultaneously netted against amounts owing to the Borrower under the Intercompany DPO Repurchase Note and no cash is paid as a result of any such dividend; and

(d) Subsidiaries of Holdings may pay dividends to permit Holdings or any of its Subsidiaries to (i) pay corporate overhead expenses incurred in the ordinary course of business not to exceed $350,000 in any fiscal year and (ii) pay any taxes that are due and payable by Holdings and or any of its Subsidiaries as part of a consolidated group.

8.7. Capital Expenditures. Make or commit to make any Capital Expenditure, except (a) Capital Expenditures of the Borrower and its Subsidiaries not exceeding $50,000,000 in the aggregate during any fiscal year of Holdings; provided, that (i) up to 50% of any such amount, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above and (b) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount.

8.8. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 8.2;

(d) (i) loans and advances to employees of any Group Member of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding and (ii) additional loans or advances to newly-hired employees of any Group Member of the Borrower in the ordinary course of business for the purpose of paying relocation expenses of such employees in an aggregate amount not to exceed $500,000 at any time outstanding;

(e) intercompany Investments by any Group Member in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor;

(f) intercompany Investments by the Borrower or any of its Subsidiaries in any Person, that, prior to such Investment, is a Foreign Subsidiary that has not provided a Foreign Guarantee or executed the Guarantee and Collateral Agreement (including, without limitation, Guarantee Obligations with respect to obligations of any such Foreign Subsidiary, loans made to any such Foreign Subsidiary and Investments resulting from mergers with or sales of assets to any such Foreign Subsidiary) in an aggregate amount (valued at cost) not to exceed, together with any Investment pursuant to paragraph (k) of this Section that results in the creation or acquisition of a Foreign Subsidiary or the acquisition of assets by a Foreign Subsidiary or any Investment in the Capital Stock of any Person which is incorporated outside the United States of America, $5,000,000 outstanding at any one time;

(g) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, loans and advances by the Borrower to Holdings to permit Holdings (i) to satisfy its obligation to repurchase its common stock pursuant to the ESOP Documentation from accounts allocated to participants in the ESOP upon the death, disability or termination of employment of such participants or upon the exercise by any such participant of his or her diversification rights under the ESOP Documentation, (ii) to make loans to the ESOP to permit the ESOP to make loans to participants in the ESOP in accordance with the ESOP Documentation and (iii) to provide funds to the ESOP to permit the ESOP to fund hardship distributions to participants in the ESOP in accordance with the ESOP Documentation; provided that the aggregate amount (without duplication) of loans and advances under this clause (h) in any fiscal year, together with all ESOP Related Distributions made pursuant to Section 8.6(b) in such fiscal year, shall not exceed the sum of (A) Available ESOP Contributions for such fiscal year, plus, (B) an amount in any fiscal year equal $25,000,000; provided, further that after giving effect to any such loan or advance Holdings and its Subsidiaries shall be in compliance on a pro forma basis with the financial covenant contained in Section 8.1(d) as if such loan or advance had been made on the last day of the most recent four consecutive fiscal quarter period of Holdings for which financial statements have been delivered pursuant to Section 7.1;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(i) non-cash consideration issued to the Borrower or any of its Subsidiaries by the purchaser of assets in connection with a sale of such assets to the extent permitted by Section 8.5 in an aggregate amount not to exceed $2,000,000 during the term of this Agreement;

(j) Guarantees of customary indemnities and insurance for directors and officers of any Group Member;

(k) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $10,000,000 outstanding at any one time; and

(l) the Borrower and any Subsidiary Guarantor may make Permitted Acquisitions; provided that (i) any acquisition of Capital Stock results in the issuer thereof becoming a Subsidiary, (ii) any Subsidiary created or acquired in connection therewith shall become a Subsidiary Guarantor and the requirements of Section 7.10 shall be satisfied prior to or concurrently with (except to the extent otherwise permitted therein) the consummation of such Permitted Acquisition, (iii) no Permitted Acquisition shall be consummated unless, after giving effect to such Permitted Acquisition, the Borrower and its Subsidiaries would be in pro forma compliance with the covenants set forth in Section 8.1 as if such Permitted Acquisition had occurred (and the related Indebtedness incurred or assumed in connection therewith had been incurred) on the first day of the most recent four consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 7.1 (as demonstrated by delivery to the Administrative Agent of a certificate of a Responsible Officer to such effect showing such calculation in reasonable detail prior to or concurrently with consummation of such Permitted Acquisition); provided that for the purposes of determining such compliance each ratio in paragraphs (a) and (b) of Section 8.1 shall be deemed to be 0.25 lower than the then applicable ratio in such paragraphs, (iv) no Default or Event of Default shall have occurred and be continuing before and after giving effect to such Permitted Acquisition, (v) each such Permitted Acquisition shall be made on a consensual (meaning, in the case of a Person to be acquired, approved by the majority in interest of the board of directors or analogous governing body of such Person) basis between the Borrower or any Subsidiary Guarantor party to such transaction, as applicable, on the one hand, and the Person or Persons being so acquired or the seller or sellers of such assets or such business, on the other hand, (vi) the purchase price (including any assumed Indebtedness) for all such Permitted Acquisitions shall not exceed $175,000,000 in the aggregate or $80,000,000 in any one or a series of related transactions, and (vii) the business unit or Person that is the subject of such Permitted Acquisition shall be in the same or a similar line of business as the Borrower and its Subsidiaries or in a business that is related or complementary to the business of the Borrower and its Subsidiaries and (viii) substantially all of the assets acquired in such Permitted Acquisition shall be located in North America or Western Europe.

8.9. Optional Payments and Modifications of Certain Debt Instruments. (cc) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Unsecured Notes, Senior Subordinated Notes, the Existing Senior Subordinated Notes, any Permitted Refinancing Debt or enter into any derivative or other transaction with any Derivatives Counterparty obligating Holdings the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of the Senior Unsecured Notes, the Senior Subordinated Notes or the Existing Senior Subordinated Notes (other than (A) the refinancing of any Existing Senior Subordinated Notes with Permitted Refinancing Debt and (B) the repurchase of up to $50,000,000 in aggregate principal amount of its Existing Senior Subordinated Notes, Senior Subordinated Notes, Senior Unsecured Notes and/or any Permitted Refinancing Debt; provided that before and after giving effect to such repurchase, no Default or Event of Default shall have occurred or be continuing), (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Unsecured Notes, the Senior Subordinated Notes, the Existing Senior Subordinated Notes or any Permitted Refinancing Debt (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee), (c) enter into or be party to, or make any payment under, any Synthetic Purchase Agreement; or (d) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Debt” (or any other defined term having a similar purpose) for the purposes of the Senior Subordinated Note Indenture or any Permitted Refinancing Debt Document.

8.10. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that the following shall in any event be permitted: (i) the arrangements contemplated by the Fox River Indemnity Arrangements; (ii) customary fees paid to non-officer directors of Holdings and its Subsidiaries; (iii) employment agreements, employee benefit plans, indemnification provisions, equity incentive plans and other similar compensatory arrangements entered into by Holdings and its Subsidiaries with officers and directors of Holdings and its Subsidiaries in the ordinary course of business, in each case to the extent that such transactions are otherwise permitted by this Agreement; and (iv) transactions among Holdings and its Subsidiaries to the extent otherwise permitted under this Agreement.

8.11. Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

8.12. Changes in Fiscal Periods. Permit the fiscal year of Holdings to be other than the 52-week or 53-week period ending the Saturday nearest December 31 or change Holdings’ method of determining fiscal quarters

8.13. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party, other than restrictions existing under or by reason of (a) applicable law, (b) this Agreement and the other Loan Documents, (c) the Senior Unsecured Note Indenture, (d) the Senior Subordinated Note Indenture, (e) any Permitted Refinancing Debt Document, (f) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings or a Subsidiary of Holdings, (g) customary provisions restricting assignment of any licensing agreement entered into by Holdings or any Subsidiary of Holdings in the ordinary course of business and (h) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

8.14. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) this Agreement or the other Loan Documents, (ii) applicable law, (iii) the Senior Unsecured Note Indenture, (iv) the Senior Subordinated Note Indenture, (v) any Permitted Refinancing Debt Document and (vi) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

8.15. Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related or complementary thereto.

8.16. Material Agreements. (a) Amend, supplement or otherwise modify, or permit the amendment, supplement or modification of, (pursuant to a waiver, endorsement or otherwise) the terms and conditions of (i) the Fox River Indemnity Arrangements without the consent of the Required Lenders (other than to the extent necessary to change a notice address or to cure any ambiguity, defect or inconsistency in a manner not in any respect adverse to the Lenders) or (ii) the other indemnities and licenses furnished to Holdings or any of its Subsidiaries pursuant to the Acquisition Documentation (other than the Fox River Indemnity Arrangements) such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto, (b) otherwise amend, supplement or modify the terms and conditions of the Acquisition Documentation or any such other documents except for any such amendment, supplement or modification that (i) becomes effective after the Closing Date and (ii) could not reasonably be expected to have a Material Adverse Effect, (c) deliver, or permit the delivery of, any election of “Reduced Cumulative Limits” (under and as defined in the AIG Credit Support) except with the consent of the Administrative Agent, or (d) assign any of its rights under the Fox River Indemnity Arrangements without the consent of the Required Lenders.

8.17. S Corporation Status. Take, or fail to take, any action that would terminate, or could reasonably be expected to lead to the termination of, Holdings’ qualification as an “S Corporation” under Subchapter S of the Code, or the qualification of each Domestic Subsidiary of Holdings (other than any such Subsidiary that is an “Ineligible Corporation” under Section 1361(b)(2) of the Code) as a “qualified subchapter S subsidiary”, in each case for U.S. federal income tax purposes.

8.18. Holding Company Status. In the case of Holdings, (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its direct or indirect ownership of the Capital Stock of the Borrower or to the exercise of its rights and remedies under the Acquisition Documentation, (b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (i) obligations arising by operation of the ESOP Documentation, (ii) nonconsensual obligations imposed by operation of law, (iii) pursuant to the Loan Documents to which it is a party, (iv) Indebtedness permitted under clauses (b), (f), (g), (j) or (l) of Section 8.2, and (v) obligations with respect to its Capital Stock, or (c) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made to Holdings in accordance with Section 8.6 or loans or advances to Holdings in accordance with Section 8.8(g) pending, in each case, application in the manner contemplated by said Section) and cash equivalents) other than the direct ownership of shares of Capital Stock of the Borrower, as the case may be.

8.19. Holdings Sub. In the case of Holdings Sub, conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business, or operations other than those incidental to its obligations under the Bermuda Company Documents.

8.20. ESOP Amendments. Amend or terminate the ESOP without the prior written consent of the Administrative Agent, not to be unreasonably withheld, except that the Borrower or Holdings may amend the ESOP (a) to the extent required by the Internal Revenue Service in order to obtain a favorable determination letter with respect to the ESOP, (b) to comply with changes in the law, or (c) to incorporate administrative, non-economic and other changes, the effect of which is not adverse to Holdings or the Borrower, in any material respect, and will not accelerate the timing or amount of any obligation of Holdings to repurchase common stock from employees participating in the ESOP.

SECTION 9. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 7.4(a) (with respect to Holdings and the Borrower only), Section 7.7(a) or Section 8 of this Agreement or Sections 5.5(a) and 5.8(b) of the Guarantee and Collateral Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or any Lender; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage or not fully covered by the AIG Credit Support) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents covering Collateral having a fair market or book value in excess of $500,000 shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 12 or Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert;

(k) (i) the ESOP shall cease to have the power to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdings (determined on a fully diluted basis); (ii) the ESOP Trust shall cease to own of record and beneficially 100% of the outstanding Capital Stock of Holdings; (iii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors of the Borrower; (iv) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors of Holdings; (v) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower, free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); (vi) the board of directors of either Holdings or the Borrower shall cease to include two independent directors or (vii) a Specified Change of Control shall occur; or

(l) the Senior Subordinated Notes or the guarantees thereof, the Existing Senior Subordinated Notes or the guarantees thereof or any Permitted Refinancing Debt or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement or any Foreign Guarantee, as the case may be, as provided in the Senior Subordinated Note Indenture, the indenture relating to the Existing Senior Subordinated Notes or any Permitted Refinancing Debt Document, as the case may, or any Loan Party, any Affiliate of any Loan Party, the trustee or agent in respect of the Senior Subordinated Notes, the Existing Senior Subordinated Notes or any Permitted Refinancing Debt Document, or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes, the Existing Senior Subordinated Notes or any Permitted Refinancing Debt, as the case may be, shall so assert; or

(m) (i) AWA shall default in the observance or performance of any agreement contained in the AWA Environmental Indemnity Agreement (after giving effect to any credit support provided with respect to such default pursuant to the AIG Credit Support), (ii) any of the Fox River Indemnity Arrangements shall be terminated, held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any party thereto, or any Person acting on behalf of any party thereto, shall deny or disaffirm its obligations under any of the Fox River Indemnity Arrangements or the Lien created by the Bermuda Security Agreement shall cease to be enforceable and of the same effect and priority purported to be created thereby, (iii) any party (other than a Group Member) shall otherwise default in the observance or performance of any material agreement contained in the Acquisition Documentation after giving effect to any applicable cure period, (iv) any party shall default in the observance or performance of any agreement contained in the Bermuda Company Agreements, or (v) NCR shall default in the observance or performance of any agreement contained in the NCR Agreements, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 10. THE AGENTS

10.1. Appointment. Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

10.2. Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

10.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s (or that of its respective officers, directors or employees in the case of any Agent) own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

10.4. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the

Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

10.7. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

10.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

10.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

10.10. Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

10.11. The Lead Arrangers. Neither Lead Arranger, in its capacity as such, shall have any duties or responsibilities, and shall incur no liability, under this Agreement and other Loan Documents.

10.12. Appointment and Duties of Security Agent.

(a) Each of the Agents and the Lenders (i) appoints Bear Stearns Corporate Lending Inc. (in such capacity, the “Security Agent”) to act as its security agent and trustee under and in connection with each Foreign Security Document, (ii) irrevocably authorizes the Security Agent to execute and deliver on its behalf any Foreign Security Document and all other documents incidental thereto as are expressed to be executed by the Security Agent on its behalf and (iii) irrevocably authorizes the Security Agent to perform the duties and to exercise the rights, powers and discretions which are specifically delegated to it by the terms of any Foreign Security Document, together with all other incidental rights, powers and discretions.

(b) The Security Agent shall be entitled to all of the benefits of this Section 10 accorded to it in its capacity as Administrative Agent.

(c) The Security Agent may act under the Foreign Security Documents by or through its personnel, delegates or agents (and any indemnity given to or received by the Security Agent under the Foreign Security Documents extends also to its personnel, delegates or agents who may rely on this provision).

(d) No party hereto may take any proceedings against any officer, delegate, employee or agent of the Security Agent in respect of any claim it may have against the Security Agent or in respect of any act or omission by such officer, delegate, employee or agent in connection with any Foreign Security Document (except to the extent such claim is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Person’s own gross negligence or willful misconduct). Any officer, delegate, employee or agent of the Security Agent may rely on this clause (c) in accordance with the Contracts (Rights of Third Parties) Act 1999 of the United Kingdom.

(e) To the fullest extent permitted by law, none of Parts I, II, III, IV, or V of the Trustee Act 2000 of the United Kingdom nor the requirement to discharge the duty of care set out in Section 1(1) of such Act in exercising any of the powers contained in Sections 15 or 22 of the Trustee Act 1925 of the United Kingdom shall apply to the trust constituted by the applicable Foreign Security Documents under which the Security Agent is appointed as trustee for itself and on behalf of the Secured Parties or to the role of the Security Agent in relation to such trust and this shall constitute an exclusion of the relevant parts of the Trustee Act 2000 for the purposes of that Act.

SECTION 11. MISCELLANEOUS

11.1. Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Defaults or of a mandatory reduction in the Total Revolving Commitments shall not constitute an increase of the Commitment of any Lender), in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement or any Foreign Guarantee, as the case may be, in each case without the written consent of all Lenders; (iv) amend, modify or waive any condition precedent to any extension of credit under the Revolving Facility set forth in Section 6.2 (including in connection with any waiver of an existing Default or Event of Default) without the written consent of the Majority Facility Lenders with respect to the Revolving Facility; (v) amend, modify or waive any provision of Section 4.8 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (vi) reduce the amount of Net Cash Proceeds or Excess Cash Flow required to be applied to prepay Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to the Term Facility; (vii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (viii) amend, modify or waive any provision of Section 10 without the written consent of each Agent adversely affected thereby; (ix) amend, modify or waive any provision of Sections 3.7 to 3.14 without the written consent of each Issuing Lender; (x) amend, modify or waive any provision of Section 3.3 or 3.4 without the written consent of the Swingline Lender; or (xi) amend, modify or waive any provision of Sections 3.15 to 3.18 without the written consent of the Foreign Currency Fronting Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

For the avoidance of doubt, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders; provided, that no such amendment shall permit the Additional Extensions of Credit to share ratably with or with preference to the Term Loans in the application of mandatory prepayments without the consent of the Majority Facility Lenders under each Facility (other than the Revolving Facility) or otherwise to share ratably with or with preference to the Revolving Extensions of Credit without the consent of the Majority Facility Lenders under the Revolving Facility.

This Agreement may be amended with the consent of the Administrative Agent, the Borrower and, in the case of clause (i) below with respect to any Subsidiary Borrower organized under the laws of any jurisdiction other than the United States of America or the United Kingdom, all the Lenders, so long as no Default or Event of Default shall have occurred and be continuing, as follows:

(i) This Agreement will be amended to add Subsidiaries as additional Subsidiary Borrowers upon (x) execution and delivery by the Borrower, such additional Subsidiaries and the Administrative Agent of a Joinder Agreement, substantially in the form of Exhibit K (a “Joinder Agreement”), providing for such Subsidiaries to become Subsidiary

Borrowers, (y) agreement and acknowledgment by the Borrower that the guarantee set forth in Section 12 covers the obligations of such additional Subsidiary and (z) delivery to the Administrative Agent of such other documents with respect thereto as the Administrative Agent shall reasonably request.

(ii) This Agreement will be amended to remove any Subsidiary Borrower upon execution and delivery by the Borrower to the Administrative Agent of a written notification to such effect and repayment in full of all Loans made to such Subsidiary Borrower and repayment in full of all other amounts owing by such Subsidiary Borrower under this Agreement and the other Loan Documents (it being agreed that any such repayment shall be in accordance with the other terms of this Agreement).

(iii) Each Subsidiary of such Subsidiary Borrower shall have executed and delivered to the Administrative Agent a Foreign Subsidiary Guarantee pursuant to which such Foreign Subsidiary shall guarantee the Subsidiary Borrower Obligations of such Subsidiary Borrower.

(iv) Such Subsidiary Borrower and each of its Subsidiaries (A) shall have executed and delivered to the Administrative Agent such Foreign Security Agreements as the Administrative Agent deems necessary or advisable to grant a Lien to the Administrative Agent, for the benefit of the Lenders, on all property of such Foreign Subsidiary to secure payment of the Obligations of such Subsidiary Borrower, (B) shall have taken such actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Collateral described in the Foreign Security Agreements delivered pursuant to the foregoing clause (A) (subject to Liens permitted by Section 8.3), including such filings or other recordings in such jurisdictions as may be required by such Foreign Security Agreements or by law or as may be requested by the Administrative Agent, and (C) shall have delivered to the Administrative Agent a certificate of such Foreign Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, with such modifications relevant to the jurisdiction of such Foreign Subsidiary, as may be reasonably requested by the Administrative Agent.

(v) If requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

11.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being sent by express the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings and the Borrower:	825 E. Wisconsin Avenue P.O. Box 359 Appleton, WI 54912-0359 Attention: Dale Parker Telecopy: (920) 991-7256 Telephone: (920) 991-8366

with a copy to:	Godfrey & Kahn, S.C. 780 North Water Street Milwaukee, WI 53202-3590 Attention: Christopher Noyes Telecopy: 414-273-5198 Telephone: 414-273-3500

The Administrative Agent:	Bear Stearns Corporate Lending Inc. 383 Madison Avenue New York, NY 10170 Attention: Stephen O’Keefe Telecopy: (212) 272-9430 Telephone: (212) 272-9184

provided that any notice, request or demand to or upon any Agent, any Issuing Lender, Foreign Currency Fronting Lender or the Lenders shall not be effective until received.

11.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

11.5. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable documented fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as such Agent shall deem appropriate and of the Administrative Agent with respect to any supplement, amendment or modification hereof or thereof, (b) to pay or reimburse each Lender and Agent for all its reasonable documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable documented fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel without duplication of services from outside counsel) to each Lender and of counsel to such Agent and (c) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable documented fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from the gross negligence or willful misconduct of such Indemnitee or its respective officers, directors, employees, agents, affiliates or controlling persons. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee, except to the extent arising out of the gross negligence or willful misconduct of any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefore, showing in reasonably detail the basis for the calculation thereof. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to Dale Parker (Telephone No. 920-991-8366 (Telecopy No. 920-991-7256) at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6. Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of Holdings, the Borrower, the

Lenders, any Foreign Currency Fronting Lender, the Issuing Lender, the Administrative Agent, all future holders of the Loans and their respective successors and assigns (including any affiliate of an Issuing Lender that issues a Letter of Credit hereunder or any affiliate of the Foreign Currency Fronting Lender that makes any Foreign Currency Fronting Loans hereunder), except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b) Any Lender other than any Conduit Lender may, with notice to, but without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (other than any entity that is in the same line of business as the Borrower and is a direct competitor of the Borrower) (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 11.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 4.10, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender other than any Conduit Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Lender, or any Lender Affiliate or any Approved Fund or, with the consent of the Borrower and the Administrative Agent (which, in the case of the Borrower, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that unless otherwise agreed by the Borrower and the Administrative Agent (x) no such assignment to an Assignee (other than any Lender or any Lender Affiliate) shall be in an aggregate principal amount of less than $1,000,000 and the aggregate principal amount of the assigning Lender’s Revolving Commitment and Loans remaining after such assignment shall not be less than $1,000,000, in each case except in the case of an assignment of all of a Lender’s interests under this Agreement), and (y) in the case of any assignment of Revolving Commitments (other than to a Lender or a Lender Affiliate), the consent of each Issuing Lender and the Foreign Currency Fronting Lender (if any) shall be required (which shall not be unreasonably withheld or delayed). For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its Lender Affiliates, if any. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding any provision of this Section 11.6, (A) the consent of the Borrower shall not be required for any assignment that occurs when an Event of Default shall have occurred and be continuing and (B) no consent shall be required for any assignment of Term Loans. Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of the Borrower or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 11.6(c).

(d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 11.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Assignee.

(e) Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by Section 11.6(c), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 11.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender to any Federal Reserve Bank in accordance with applicable law.

(g) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above.

(h) Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

11.7. Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 9, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default under Section 9(a), to set off and appropriate and apply against any amount then due and payable to such Lender any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

11.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12. Submission To Jurisdiction; Waivers. Each of Holdings and the Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.13. Acknowledgments. Each of Holdings and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) no Agent or Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

11.14. Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than (x) contingent on-going indemnity and similar obligations and (y) obligations under or in respect of Hedge Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person and the

Administrative Agent agrees to take such actions as may be reasonably requested by the Borrower to evidence such release and termination.

11.15. Confidentiality. Each Agent and each Lender agrees to keep confidential all information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates in connection with its or their work in respect of this Agreement and any related transactions, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than pursuant to any breach of this Section by such Lender or such Agent, as the case may be, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

11.16. WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.17. USA PATRIOT Act. Each Lender hereby notifies the Borrower and the UK Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and the UK Borrower, which information includes the name and address of the Borrower and the UK Borrower and other information that will allow such Lender to identify the Borrower and the UK Borrower in accordance with the Act.

11.18. Delivery of Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

11.19. Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 11.19 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 12. GUARANTEE

12.1. Guarantee.

(a) The Borrower hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Subsidiary Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Subsidiary Borrower Obligations.

(b) The Borrower further agrees to pay any and all expenses (including, without limitation, all fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Subsidiary Borrower Obligations and/or enforcing any rights with respect to, or collecting against, the Borrower under this Guarantee. This Guarantee shall remain in full force and effect until the Subsidiary Borrower Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto the Subsidiary Borrowers may be free from any Subsidiary Borrower Obligations.

(c) No payment or payments made by the Subsidiary Borrowers or any other Person or received or collected by the Administrative Agent or any Lender from the Subsidiary Borrowers or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Subsidiary Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Borrower hereunder which shall, notwithstanding any such payment or payments (other than payments made by the Borrower in respect of the Subsidiary Borrower Obligations or payments received or collected from the Borrower in respect of the Subsidiary

Borrower Obligations), remain liable for the Subsidiary Borrower Obligations until the Subsidiary Borrower Obligations are paid in full and the Commitments are terminated.

(d) The Borrower agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent and such Lender in writing that such payment is made under this Guarantee for such purpose.

12.2. No Subrogation.

Notwithstanding any payment or payments made by the Borrower hereunder, or any set-off or application of funds of the Borrower by the Administrative Agent or any Lender, the Borrower shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Subsidiary Borrowers or against any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Subsidiary Borrower Obligations, nor shall the Borrower seek or be entitled to seek any contribution or reimbursement from the Subsidiary Borrowers in respect of payments made by the Borrower hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Subsidiary Borrowers on account of the Subsidiary Borrower Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to the Borrower on account of such subrogation rights at any time when all of the Subsidiary Borrower Obligations shall not have been paid in full, such amount shall be held by the Borrower in trust for the Administrative Agent and the Lenders, segregated from other funds of the Borrower, and shall, forthwith upon receipt by the Borrower, be turned over to the Administrative Agent in the exact form received by the Borrower (duly indorsed by the Borrower to the Administrative Agent, if required), to be applied against the Subsidiary Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

12.3. Amendments, etc. with respect to the Subsidiary Borrower Obligations; Waiver of Rights.

The Borrower shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Borrower, and without notice to or further assent by the Borrower, any demand for payment of any of the Subsidiary Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Subsidiary Borrower Obligations continued, and the Subsidiary Borrower Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and any Loan Document and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the requisite Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Subsidiary Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Subsidiary Borrower Obligations or for the guarantee under this Section 12 or any property subject thereto. When making any demand hereunder against the Borrower, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on any Subsidiary Borrower, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from any Subsidiary Borrower or any release of any Subsidiary Borrower shall not relieve the Borrower of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against the Borrower. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

12.4. Guarantee Absolute and Unconditional.

The Borrower waives any and all notice of the creation, renewal, extension or accrual of any of the Subsidiary Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guarantee or acceptance of the guarantee under this Section 12; the Subsidiary Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee under this Section 12; and all dealings between the Subsidiary Borrowers or the Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the guarantee under this Section 12. The Borrower waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Subsidiary Borrowers or the Borrower with respect to the Subsidiary Borrower Obligations. The guarantee under this Section 12 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement, or any other Loan Document, any of the Subsidiary Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Subsidiary Borrowers against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Subsidiary Borrowers or the Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Subsidiary Borrowers for the Subsidiary Borrower Obligations, or of the Borrower under the guarantee under this Section 12, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Borrower, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Subsidiary Borrowers or any other Person or against any collateral security or guarantee for the Subsidiary Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Subsidiary Borrowers or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Subsidiary Borrowers or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve the Borrower of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Borrower. The guarantee under this Section 12 shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Borrower and its successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the Subsidiary Borrower Obligations and the obligations of the Borrower under the guarantee under this Section 12 shall have been satisfied by payment in full and the Commitments shall have been terminated, notwithstanding that from time to time during the term of this Agreement the Subsidiary Borrowers may be free from any Subsidiary Borrower Obligations.

12.5 Reinstatement.

The guarantee under this Section 12 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Subsidiary Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Subsidiary Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Subsidiary Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PAPERWEIGHT DEVELOPMENT CORP.

By:	/s/ Dale E. Parker
Name: Dale E. Parker
Title: Chief Financial Officer

APPLETON PAPERS INC.

By:	/s/ Dale E. Parker
Name: Dale E. Parker
Title: Chief Financial Officer

ROSE HOLDINGS LIMITED, as UK Borrower

By:	/s/ Dale E. Parker
Name: Dale E. Parker
Title: Director

BEAR, STEARNS & CO. INC., as Joint Lead Arranger and Joint Book Manager

By:	/s/ Keith C. Barnish
Name: Keith C. Barnish
Title: Senior Managing Director

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent and as a Lender and as Swingline Lender

By:	/s/ Keith C. Barnish
Name: Keith C. Barnish
Title: Executive Vice President

UBS SECURITIES LLC, Joint Lead Arranger, and Joint Bookrunner and Syndication Agent

By:	/s/ John Crockett
Name: John Crockett
Title: Director

By:	/s/ James Boland
Name: James P. Boland
Title: ED

LASALLE BANK NATIONAL ASSOCIATION, as an Issuing Lender

By:	/s/ Roger Pillsbury
Name: Roger Pillsbury
Title: Sr. V.P.

Annex A

PRICING GRID FOR REVOLVING LOANS,

SWINGLINE LOANS AND COMMITMENT FEES

Pricing Level	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
I	2.50%	1.50%
II	2.25%	1.25%
III	2.00%	1.00%

The Applicable Margin for Revolving Loans and Swingline Loans shall be adjusted, on and after the first Adjustment Date (as defined below) occurring after the date which is one full fiscal quarter after the Closing Date, based on changes in the Consolidated Leverage Ratio, with such adjustments to become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section 7.1 and to remain in effect until the next adjustment to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then, until the date that is three Business Days after the date on which such financial statements are delivered the highest rate set forth in each column of the Pricing Grid shall apply. On each Adjustment Date, the Applicable Margin for Revolving Loans and Swingline Loans shall be adjusted to be equal to the Applicable Margins opposite the Pricing Level determined to exist on such Adjustment Date from the financial statements relating to such Adjustment Date.

As used herein, the following rules shall govern the determination of Pricing Levels on each Adjustment Date:

“Pricing Level I” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is greater than or equal to 3.25 to 1.00.

“Pricing Level II” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 3.25 to 1.00 but greater than or equal to 2.50 to 1.00.

“Pricing Level III” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 2.50 to 1.00.